Exhibit 99.3

RECAST ITEM 8.            FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MEMORIAL PRODUCTION PARTNERS LP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Memorial Production Partners GP LLC and

Unitholders of Memorial Production Partners LP

We have audited the accompanying consolidated and combined balance sheets of Memorial Production Partners LP and subsidiaries (the Partnership) as of December 31, 2012 and 2011, and the related consolidated and combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2012. These consolidated and combined financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of Memorial Production Partners LP and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated and combined financial statements, the balance sheets, and the related statements of operations, equity, and cash flows have been prepared on a combined basis of accounting as a result of the reorganization of interests under common control.

/s/ KPMG LLP

Dallas, Texas

October 1, 2013

MEMORIAL PRODUCTION PARTNERS LP

SUPPLEMENTAL CONSOLIDATED AND COMBINED BALANCE SHEETS

(In thousands, except outstanding units)

	December 31,
	2012*	2011*
ASSETS
Current assets:
Cash and cash equivalents	$24,440	$15,984
Restricted cash	2,013	--
Accounts receivable:
Oil and natural gas sales	27,830	31,730
Joint interest owners and other	7,653	3,962
Affiliates	8,497	8,670
Short-term derivative instruments	28,064	42,948
Prepaid expenses and other current assets	5,331	7,932

Total current assets	103,828	111,226
Property and equipment, at cost:
Oil and natural gas properties, successful efforts method	1,559,541	1,231,063
Other	5,168	3,956
Accumulated depreciation, depletion and impairment	(268,163)	(188,267)

Oil and natural gas properties, net	1,296,546	1,046,752
Long-term derivative instruments	14,095	26,896
Restricted investments	68,024	63,619
Other long-term assets	6,911	7,167

Total assets	$1,489,404	$1,255,660

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$15,264	$21,056
Accounts payable – affiliates	1,738	--
Revenues payable	6,881	10,733
Accrued liabilities	16,099	17,841
Short-term derivative instruments	3,217	12,976

Total current liabilities	43,199	62,606
Long-term debt	630,182	361,001
Asset retirement obligations	91,349	82,722
Long-term derivative instruments	10,466	3,073
Other long-term liabilities	2,443	3,357

Total liabilities	777,639	512,759
Commitments and contingencies (Note 14)
Equity:
Limited partners:
Common units (28,921,903 units outstanding at December 31, 2012 and 16,661,294 units outstanding at December 31, 2011)	301,204	241,034
Subordinated units (5,360,912 units outstanding at December 31, 2012 and 2011)	20,156	61,708
General partner (34,317 units outstanding at December 31, 2012 and 22,044 units outstanding at December 31, 2011)	450	426

Total partners’ equity	321,810	303,168
Noncontrolling interest	5,261	5,157
Previous owners	384,694	434,576

Total equity	711,765	742,901

Total liabilities and equity	$1,489,404	$1,255,660

See Accompanying Notes to Supplemental Consolidated and Combined Financial Statements.

*See Note 1 for information regarding recast amounts and basis of financial statement presentation.

MEMORIAL PRODUCTION PARTNERS LP

SUPPLEMENTAL STATEMENTS OF CONSOLIDATED AND COMBINED OPERATIONS

(In thousands, except per unit amounts)

	For Year Ended December 31,
	2012*	2011*	2010*

Revenues:
Oil & natural gas sales	$255,608	$231,923	$112,793
Pipeline tariff income	1,468	1,379	1,332
Other income	1,347	1,310	1,562

Total revenues	$258,423	$234,612	$115,687

Costs and expenses:
Lease operating	80,116	62,909	37,779
Pipeline operating	2,114	2,526	1,896
Exploration	2,463	1,126	246
Production and ad valorem taxes	16,048	11,680	4,839
Depreciation, depletion, and amortization	76,036	61,882	38,786
Impairment of proved oil and natural gas properties	10,532	18,415	11,838
General and administrative	30,342	26,695	16,262
Accretion of asset retirement obligations	4,377	4,032	3,111
(Gain) loss on commodity derivative instruments	(21,417)	(58,407)	(9,178)
(Gain) on sale of properties	(9,759)	(63,033)	(239)
Other, net	138	2,282	1,195

Total costs and expenses	190,990	70,107	106,535

Operating income	67,433	164,505	9,152
Other income (expense):
Interest expense, net	(20,436)	(14,970)	(4,732)
Amortization of investment premium	(194)	(606)	(907)

Total other income (expense)	(20,630)	(15,576)	(5,639)

Income before income taxes	46,803	148,929	3,513
Income tax benefit (expense)	(285)	(139)	(483)

Net income	46,518	148,790	3,030
Net income (loss) attributable to predecessor	--	75,740	(11,317)
Net income attributable to previous owners	46,293	66,604	14,355
Net income (loss) attributable to noncontrolling interest	104	(146)	(8)

Net income attributable to partners	$121	$6,592	$--

Allocation of net income attributable to partners:
Limited partners	$121	$6,585	$--

General partner	$--	$7	$--

Earnings per unit: (see Note 11)
Basic and diluted earnings per unit	$0.01	$0.30	$--

Weighted average limited partner units outstanding:
Basic and diluted	22,880	21,756	--

See Accompanying Notes to Supplemental Consolidated and Combined Financial Statements.

*See Note 1 for information regarding recast amounts and basis of financial statement presentation.

MEMORIAL PRODUCTION PARTNERS LP

SUPPLEMENTAL STATEMENTS OF CONSOLIDATED AND COMBINED CASH FLOWS

(In thousands)

	For Year Ended December 31,
	2012*	2011*	2010*

Cash flows from operating activities:
Net income	$46,518	$148,790	$3,030
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	76,036	61,882	38,786
Impairment of proved oil and natural gas properties	10,532	18,415	11,838
(Gain) loss on derivative instruments	(16,578)	(55,153)	(7,760)
Cash settlements on derivative instruments	42,307	11,249	9,188
Premiums paid for derivatives	(411)	(7,424)	(299)
Premiums received for derivatives	--	2,520	--
Deferred income tax expense (benefit)	--	(36)	481
Amortization of loan origination costs	1,991	1,459	1,051
Amortization of investment premium	194	606	907
Accretion of asset retirement obligations	4,377	4,032	3,111
Amortization of equity awards	1,423	--	--
Gain on sale of properties	(9,759)	(63,033)	(239)
Asset retirement costs incurred	(5)	(90)	--
Exploration costs	36	172	39
Changes in operating assets and liabilities:
Accounts receivable	(5,733)	(24,986)	(21,200)
Prepaid expenses and other assets	(555)	(3,300)	(1,730)
Payables and accrued liabilities	7,164	27,208	18,862
Other	(693)	(171)	--

Net cash provided by operating activities	156,844	122,140	56,065
Cash flows from investing activities:
Acquisition of oil and natural gas properties	(277,623)	(404,467)	(299,226)
Additions to oil and gas properties	(107,789)	(91,755)	(24,327)
Additions to restricted investments	(4,599)	(5,261)	(3,368)
Additions to other property and equipment	(1,748)	(1,999)	(1,438)
Proceeds from the sale of oil and gas properties	34,521	3,333	2,143
Other	29	(750)	(32)

Net cash used in investing activities	(357,209)	(500,899)	(326,248)
Cash flows from financing activities:
Advances on revolving credit facility	391,000	412,318	208,917
Payments on revolving credit facility	(121,819)	(244,399)	(79,506)
Proceeds from borrowings of long-term debt	--	--	182
Repayment of borrowings of long-term debt	--	--	(44)
Loan origination fees	(2,225)	(5,752)	(2,827)
Predecessor capital contributions	--	48,885	44,130
Capital contributions from previous owners	64,597	161,503	114,570
Contribution related to sale of assets to NGP affiliate	38,125	--	--
Noncontrolling interest capital contributions	--	--	1,206
Proceeds from general partner contribution	206	419	--
Proceeds from the issuance of common units	202,572	181,659	--
Costs incurred in conjunction with issuance of common units	(8,268)	(24,540)	--
Distributions to partners	(34,436)	--	--
Distribution to Memorial Resource (see Note 1)	(45,489)	(73,557)	--
Distribution to Rise (see Note 1)	(242,174)	--	--
Transfer of operating subsidiary to Memorial Resource (see Note 13)	(3,751)	--	--
Distributions made by previous owners	(29,517)	(66,577)	(5,610)
Cash retained by predecessor	--	(14,977)	--

Net cash provided by financing activities	208,821	374,982	281,018
Net change in cash and cash equivalents	8,456	(3,777)	10,835
Cash and cash equivalents, beginning of year	15,984	19,761	8,926

Cash and cash equivalents, end of year	$24,440	$15,984	$19,761

Supplemental cash flows:
Cash paid for interest	$13,869	$10,412	$5,085
Cash paid for taxes	22	40	--
Noncash investing and financing activities:
Change in capital expenditures in payable and accrued liabilities	$4,435	$9,008	$--
Environmental remediation liability – net (see Note 14)	--	968	1,450
Fair value of assets acquired in excess of cash paid and net book value of properties transferred	--	68,945	--
Assumptions of asset retirement obligations related to properties acquired	5,448	9,031	10,983
Contribution related to sale of assets to NGP affiliate – restricted cash	$2,013	--	--
Accrued equity offering costs	170	--	--
Distributions to partners	48	--	--

See Accompanying Notes to Supplemental Consolidated and Combined Financial Statements.

*See Note 1 for information regarding recast amounts and basis of financial statement presentation.

MEMORIAL PRODUCTION PARTNERS LP

SUPPLEMENTAL STATEMENTS OF CONSOLIDATED AND COMBINED EQUITY

(In thousands)

	Partner’s Equity
	Limited Partners		General		Previous	Noncontrolling
	Common	Subordinated	Partner	Predecessor	Owners	Interest	Total

Balance December 31, 2009	$--	$--	$--	$72,988	$146,513	$4,105	$223,606
Net income (loss)	--	--	--	(11,317)	14,355	(8)	3,030
Contributions	--	--	--	44,130	114,570	1,206	159,906
Distributions	--	--	--	--	(5,610)	--	(5,610)

Balance December 31, 2010	--	--	--	105,801	269,828	5,303	380,932
Net income (loss)	4,962	1,623	7	75,740	66,604	(146)	148,790
Contributions	--	--	419	48,885	161,503	--	210,807
Net assets retained by predecessor	--	--	--	(17,385)	3,180	--	(14,205)
Distributions	--	--	--	--	(66,577)	--	(66,577)
Other	--	--	--	--	38	--	38
Exchange of predecessor interests for units (Note 1)	121,101	91,940	--	(213,041)	--	--	--
Deferred tax liability from initial public offering	(335)	(111)	--	--	--	--	(446)
Net proceeds from the issuance of common units	157,119	--	--	--	--	--	157,119
Distribution to Memorial Resource (Note 1)	(41,813)	(31,744)	--	--	--	--	(73,557)

Balance December 31, 2011*	241,034	61,708	426	--	434,576	5,157	742,901
Net income (loss)	114	7	--	--	46,293	104	46,518
Net proceeds from the issuance of common units	194,134	--	--	--	--	--	194,134
Contributions	--	--	206	--	64,597	--	64,803
Contribution of oil and gas properties	--	--	--	--	6,893	--	6,893
Distribution attributable to net assets acquired (Note 1)	(209,720)	(77,701)	(242)	--	--	--	(287,663)
Net book value of net assets acquired (Note 13)	99,972	44,269	94	--	(144,335)	--	--
Contribution related to sale of assets to NGP affiliate	--	--	--	--	40,138	--	40,138
Net book value of net assets acquired by NGP affiliate	--	--	--	--	(33,859)	--	(33,859)
Amortization of equity awards	1,423	--	--	--	--	--	1,423
Distributions	(26,152)	(8,298)	(34)	--	(29,517)	--	(64,001)
Deferred tax liability adjustments	335	111	--	--	--	--	446
Other	64	60	--	--	(92)	--	32

Balance December 31, 2012*	$301,204	$20,156	$450	$--	$384,694	$5,261	$711,765

See Accompanying Notes to Supplemental Consolidated and Combined Financial Statements.

*See Note 1 for information regarding recast amounts and basis of financial statement presentation.

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Note 1. Organization and Basis of Presentation

General

Memorial Production Partners LP (the “Partnership”) is a publicly traded Delaware limited partnership, the common units of which are listed on the NASDAQ Global Market (“NASDAQ”) under the symbol “MEMP.” Unless the context requires otherwise, references to “we,” “us,” “our,” or “the Partnership” are intended to mean the business and operations of Memorial Production Partners LP and its consolidated subsidiaries.

We operate in one reportable segment engaged in the acquisition, exploitation, development and production of oil and natural gas properties. Our management evaluates performance based on one reportable business segment as there are not different economic environments within the operation of our oil and natural gas properties. Our business activities are conducted through our wholly owned subsidiary Memorial Production Operating LLC (“OLLC”) and its wholly-owned subsidiaries. Our assets consist primarily of producing oil and natural gas properties and are principally located in Texas, Louisiana, Colorado, Wyoming, New Mexico, and offshore Southern California. Most of our oil and natural gas properties are located in large, mature oil and natural gas reservoirs. The Partnership’s properties consist primarily of operated and non-operated working interests in producing and undeveloped leasehold acreage and working interests in identified producing wells (often referred to as wellbore assignments).

The Partnership was formed in April 2011 to own and acquire oil and natural gas properties in North America and completed its initial public offering (“IPO”) on December 14, 2011 (see Note 10). The Partnership is owned 99.9% by its limited partners and 0.1% by its general partner, Memorial Production Partners GP LLC, which is a wholly owned subsidiary of Memorial Resource Development LLC (“Memorial Resource”). Our general partner is responsible for managing all of the Partnership’s operations and activities.

Memorial Resource is a Delaware limited liability company owned and formed by Natural Gas Partners VIII, L.P. (“NGP VIII”), Natural Gas Partners IX, L.P. (“NGP IX”) and NGP IX Offshore Holdings, L.P. (“NGP IX Offshore”) (collectively, the “Funds”) to own, acquire, exploit and develop oil and natural gas properties and to own our general partner. Memorial Resource provides management, administrative, and operations personnel to us and our general partner under an omnibus agreement (see Note 13). The Funds are private equity funds managed by Natural Gas Partners (“NGP”). The Funds collectively directly own, through non-voting membership interests in our general partner, 50% of the economic interest in our incentive distribution rights (“IDRs”). The remaining economic interest in our IDRs is owned by our general partner.

Predecessor

References to “our predecessor” for accounting and financial reporting purposes refers collectively to: (i) BlueStone Natural Resources Holdings, LLC (“Bluestone”) and its wholly-owned subsidiaries in addition to certain carved-out oil and natural gas properties (“Classic Carve-Out”) owned by Classic Hydrocarbons Holdings, L.P. (“Classic”) for all periods prior to the closing of our IPO and (ii) certain oil and natural gas properties owned by WHT Energy Partners LLC (“WHT”) for periods after April 8, 2011 through the closing of our IPO.

In connection with our IPO, the Funds contributed to Memorial Resource their respective ownership of five separate portfolio companies (including those comprising our predecessor) and we acquired substantially all of the oil and natural gas properties and related assets owned by BlueStone, certain carved-out oil and natural gas properties and related assets owned by Classic and a 40% undivided interest in certain oil and natural gas properties and related assets (the “WHT Assets”) controlled by WHT. We distributed approximately $73.6 million in cash, 7,061,294 common units, and 5,360,912 subordinated units to Memorial Resource to acquire the net assets of our predecessor and repaid $198.3 million of our predecessor’s credit facilities concurrent with the closing of our IPO. The cash portion of this consideration was financed with borrowings under a senior securing revolving credit facility (see Note 8) and the net cash proceeds generated from our IPO. This dropdown transaction was accounted for as a combination of entities under common control; therefore, the Partnership accounted for the acquisition at historical cost in a manner similar to the pooling of interest method.

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Previous Owners

References to “the previous owners” for accounting and financial reporting purposes refer collectively to:

•

Certain oil and natural gas properties the Partnership acquired from Memorial Resource in April and May 2012 (“Tanos/Classic Properties”) for periods after common control commenced through their respective date of acquisition.

•

Rise Energy Operating, LLC and its wholly-owned subsidiaries (except for Rise Energy Operating, Inc.) (“REO”) from February 3, 2009 (inception) through the date of acquisition. The Partnership acquired REO, which owns certain operating interests in producing and non-producing oil and gas properties offshore Southern California, in December 2012 from Rise Energy Partners, LP (“Rise”). We refer to this transaction as the “Beta acquisition.” Rise is primarily owned by two of the Funds.

•

Certain oil and natural gas properties and related assets in East Texas and North Louisiana that the Partnership acquired in March 2013 (the “WHT Properties”) owned by WHT from February 2, 2011 (inception) through the date of acquisition.

•

Certain oil and natural gas properties and related assets primarily in the Permian Basin, East Texas and the Rockies that the Partnership acquired through equity and asset transactions on October 1, 2013 from both Memorial Resource and certain affiliates of NGP as discussed below. We refer to this transaction as the “Cinco Group acquisition.”

Each of these aforementioned acquisitions was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the net assets acquired were recorded at historical cost and certain financial and other information has been retrospectively revised to give effect to such acquisitions as if the Partnership owned the assets for periods after common control commenced through their respective acquisition dates. See Note 13 for additional information.

Basis of Presentation

Our consolidated results of operations following the completion of our IPO are presented together with the combined results of operations pertaining to our predecessor and the previous owners. The combined financial statements were derived from the historical accounting records of our predecessor and the previous owners and reflect the historical financial position, results of operations and cash flows for all periods presented.

Our predecessor’s combined financial statements reflect the financial statements of BlueStone and Classic Carve-Out through the closing of our IPO and the WHT Assets for periods after April 8, 2011 through December 13, 2011. The Classic Carve-Out amounts included in the accompanying financial statements include allocations for various expenses. Certain expenses incurred by Classic were indirectly attributable to the Classic Carve-Out as Classic owned interests in numerous other oil and natural gas properties. As a result, certain assumptions and estimates were made in order to allocate a reasonable share of such expenses to our predecessor, so that the amounts included in the combined financial statements reflect substantially all of the cost of doing business. Such allocations may or may not reflect future costs associated with the operation of the Partnership.

The previous owners combined financial statements reflect: (i) certain oil and gas properties acquired from Memorial Resource in April and May 2012 for periods after common control commenced through their respective date of acquisition on a combined basis for all periods presented, (ii) the consolidated financial statements of REO for all periods presented, (iii) the WHT Properties from February 2, 2011 (inception) through the date of acquisition, (iv) the financial statements of Boaz Energy, LLC (“Boaz”), Crown Energy Partners, LLC (“Crown”), the Crown net profits overriding royalty interest and overriding royalty interest (“Crown NPI/ORRI”), Propel Energy SPV LLC (“Propel SPV”), together with its wholly-owned subsidiary Propel Energy Services, LLC (“Propel Energy Services”), Stanolind Oil and Gas SPV LLC (“Stanolind SPV”), Tanos Energy, LLC (“Tanos”), together with its wholly-owned subsidiaries, Prospect Energy, LLC (“Prospect”), and certain oil and natural gas properties in Jackson County, Texas (the “MRD Assets”) (collectively, the “Cinco Group”) on a combined basis for periods after common control commenced through the date of acquisition. The Partnership acquired substantially all of the Cinco Group on October 1, 2013 from: (a) Boaz Energy Partners, LLC (“Boaz Energy Partners”), Crown Energy Partners Holdings, LLC (“Crown Holdings”), Propel Energy, LLC (“Propel Energy”) and Stanolind Oil and Gas LP (“Stanolind”), all of which are primarily owned by two of the Funds and (b) Memorial Resource.

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The ownership interest of the noncontrolling shareholder in the San Pedro Bay Pipeline Company (“SPBPC”), an indirect majority-owned subsidiary of REO, is presented as noncontrolling interest in the financial statements.

All material intercompany transactions and balances have been eliminated in preparation of our supplemental consolidated and combined financial statements. The accompanying supplemental consolidated and combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, all adjustments necessary for a fair presentation of the financial statements have been made. Certain amounts in the prior year financial statements have been reclassified to conform to the presentation in the current year financial statements.

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated and combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated and combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates include, but are not limited to, oil and natural gas reserves; depreciation, depletion, and amortization of proved oil and natural gas properties; future cash flows from oil and natural gas properties; impairment of long-lived assets; fair value of derivatives; fair value of equity compensation; fair values of assets acquired and liabilities assumed in business combinations and asset retirement obligations.

Principles of Consolidation and Combination

Our consolidated financial statements include our accounts and those of our majority-owned subsidiaries in which we have a controlling interest, after the elimination of all intercompany accounts and transactions. Likewise, the combined financial statements include the accounts of our predecessor and the previous owners as discussed above. All material intercompany balances and transactions have been eliminated.

Recast financial statements previously filed with the United States Securities and Exchange Commission (“SEC”) on June 19, 2013 on Form 8-K and reported herein have been further recast to include the financial position and results attributable to the Cinco Group that the Partnership acquired in October 2013 directly or indirectly from Memorial Resource and certain affiliates of NGP.

Cash and Cash Equivalents

Cash and cash equivalents represent unrestricted cash on hand and all highly liquid investments with original contractual maturities of three months or less.

Concentrations of Credit Risk

Cash balances, accounts receivable, restricted investments and derivative financial instruments are financial instruments potentially subject to credit risk. Cash and cash equivalents are maintained in bank deposit accounts which, at times, may exceed the federally insured limits. Management periodically reviews and assesses the financial condition of the banks to mitigate the risk of loss. Various restricted investment accounts fund certain long-term contractual and regulatory asset retirement obligations and collateralize certain regulatory bonds associated with the offshore Southern California oil and gas properties. These restricted investments consist of money market deposit accounts, money market mutual funds, commercial paper, and U.S. Government securities, all held with credit-worthy financial institutions. Derivative financial instruments are generally executed with major financial institutions that expose us to market and credit risks and which may, at times, be concentrated with certain counterparties. The credit worthiness of the counterparties is subject to continual review. We rely upon netting arrangements with counterparties to reduce credit exposure. Neither we nor our predecessor and the previous owners have experienced any losses from such instruments.

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Oil and natural gas are sold to a variety of purchasers, including intrastate and interstate pipelines or their marketing affiliates and independent marketing companies. Accounts receivable from joint operations are from a number of oil and natural gas companies, partnerships, individuals, and others who own interests in the properties operated by us, our predecessor, and the previous owners. Generally, operators of crude oil and natural gas properties have the right to offset future revenues against unpaid charges related to operated wells, minimizing the credit risk associated with these receivables. Additionally, management believes that any credit risk imposed by a concentration in the oil and natural gas industry is mitigated by the creditworthiness of its customer base. An allowance for doubtful accounts is recorded after all reasonable efforts have been exhausted to collect or settle the amount owed. Any amounts outstanding longer than the contractual terms are considered past due. Management determined that an allowance for uncollectible accounts was unnecessary at both December 31, 2012 and 2011, respectively.

If we were to lose any one of our customers, the loss could temporarily delay the production and the sale of oil and natural gas in the related producing region. If we were to lose any single customer, we believe that a substitute customer to purchase the impacted production volumes could be identified. However, if one or more of our larger customers ceased purchasing oil or natural gas altogether, the loss of such customer could have a detrimental effect on production volumes in general and on the ability to find substitute customers to purchase production volumes.

Oil and Natural Gas Properties

Oil and natural gas exploration, development and production activities are accounted for in accordance with the successful efforts method of accounting. Under this method, costs of acquiring properties, costs of drilling successful exploration wells, and development costs are capitalized. The costs of exploratory wells are initially capitalized pending a determination of whether proved reserves have been found. At the completion of drilling activities, the costs of exploratory wells remain capitalized if determination is made that proved reserves have been found. If no proved reserves have been found, the costs of each of the related exploratory wells are charged to expense. In some cases, a determination of proved reserves cannot be made at the completion of drilling, requiring additional testing and evaluation of the wells. The costs of such exploratory wells are expensed if a determination of proved reserves has not been made within a twelve-month period after drilling is complete. Exploration costs such as geological, geophysical, and seismic costs are expensed as incurred.

As exploration and development work progresses and the reserves on these properties are proven, capitalized costs attributed to the properties are subject to depreciation and depletion. Depletion of capitalized costs is provided using the units-of-production method based on proved oil and gas reserves related to the associated field.

On the sale or retirement of a complete or partial unit of a proved property or pipeline and related facilities, the cost and related accumulated depreciation, depletion, and amortization are removed from the property accounts, and any gain or loss is recognized.

The following table presents the amount of capitalized exploratory drilling costs pending evaluation at December 31 for each of the last three years and changes in those amounts during the years then ended (in thousands):

	2012	2011	2010

Balance, January 1	$--	$2,013	$821
Additions to capitalized exploratory well costs pending determination of proved reserves	--	701	2,013
Capitalized exploratory well costs asset exchange (1)	--	(2,714)	--
Reclassification to proved oil and natural gas properties based on the determination of proved reserves	--	--	(821)
Capitalized exploratory well costs charged to expense	--	--	--

Balance, December 31	$--	$--	$2,013

(1)

Our predecessor acquired interest in wells located in South Texas from BP America Production Company (“BP”) in exchange for acreage and cash. Capitalized exploratory well costs were part of this exchange transaction. See Note 3 for further information regarding this transaction.

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Oil and Gas Reserves

The estimates of proved oil and natural gas reserves utilized in the preparation of the supplemental consolidated and combined financial statements are estimated in accordance with the rules established by the SEC and the Financial Accounting Standards Board (“FASB”). These rules require that reserve estimates be prepared under existing economic and operating conditions using a trailing 12-month average price with no provision for price and cost escalations in future years except by contractual arrangements. Netherland, Sewell & Associates, Inc. (“NSAI”), our independent reserve engineers, was engaged to prepare portions of our reserves estimates comprising approximately 75% of our recast estimated proved reserves (by volume) at December 31, 2012.

Reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. Oil and gas properties are depleted by field using the units-of-production method. Capitalized drilling and development costs of producing oil and natural gas properties are depleted over proved developed reserves and leasehold costs are depleted over total proved reserves. It is possible that, because of changes in market conditions or the inherent imprecision of reserve estimates, the estimates of future cash inflows, future gross revenues, the amount of oil and natural gas reserves, the remaining estimated lives of oil and natural gas properties, or any combination of the above may be increased or decreased. Increases in recoverable economic volumes generally reduce per unit depletion rates while decreases in recoverable economic volumes generally increase per unit depletion rates.

Other Property & Equipment

Other property and equipment is stated at historical costs and is comprised primarily of vehicles, furniture, fixtures, and computer hardware and software. Depreciation of other property and equipment is calculated using the straight-line method generally based on estimated useful lives of three to five years.

Restricted Investments

Various restricted investment accounts fund certain long-term contractual and regulatory asset retirement obligations and collateralize certain regulatory bonds associated with the offshore Southern California oil and gas properties. These investments are classified as held-to-maturity, and such investments are stated at amortized cost. Interest earned on these investments is included in interest expense – net in the statement of operations. The amortized cost of such investments is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion is displayed as a separate line item in the statement of operations. At December 31, 2012, these restricted investments consisted of money market deposit accounts, money market mutual funds, commercial paper, and U.S. Government securities. See Note 7 for additional information.

Debt Issuance Costs

These costs are recorded on the balance sheet and amortized over the term of the associated debt using the straight-line method which approximates the effective yield method. Amortization expense for the years ended December 31, 2012, 2011, and 2010 was approximately $2.0 million, $1.5 million, and $1.1 million, respectively. Amortization of debt issuance costs for the year ended December 31, 2012 included a $0.4 million write-off of debt issuance costs as a result of repaying and terminating REO’s credit facility in December 2012.

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Impairments

Proved oil and natural gas properties are reviewed for impairment when events and circumstances indicate a possible decline in the recoverability of the carrying value of such properties, such as a downward revision of the reserve estimates, less than expected production, drilling results, higher operating and development costs, or lower commodity prices. The estimated undiscounted future cash flows expected in connection with the property are compared to the carrying value of the property to determine if the carrying amount is recoverable. If the carrying value of the property exceeds its estimated undiscounted future cash flows, the carrying amount of the property is reduced to its estimated fair value using Level 3 inputs. The factors used to determine fair value include, but are not limited to, estimates of proved reserves, future commodity prices, the timing of future production and capital expenditures and a discount rate commensurate with the risk reflective of the lives remaining for the respective oil and gas properties. Impairment expense for the years ended December 31, 2012, 2011 and 2010 was approximately $10.5 million, $18.4 million and $11.8 million, respectively.

Asset Retirement Obligations

An asset retirement obligation associated with retiring long-lived assets is recognized as a liability on a discounted basis in the period in which the legal obligation is incurred and becomes determinable, with an equal amount capitalized as an addition to oil and natural gas properties, which is allocated to expense over the useful life of the asset. Generally, oil and gas producing companies incur such a liability upon acquiring or drilling a well. Accretion expense is recognized over time as the discounted liabilities are accreted to their expected settlement value. Upon settlement of the liability, a gain or loss is recognized as a component of exploration costs to the extent the actual costs differ from the recorded liability. See Note 6 for further discussion of asset retirement obligations.

Revenue Recognition

Revenue from the sale of oil and natural gas is recognized when title passes, net of royalties due to third parties. Oil and natural gas revenues are recorded using the sales method. Under this method, revenues are recognized based on actual volumes of oil and natural gas sold to purchasers, regardless of whether the sales are proportionate to our ownership in the property. An asset or a liability is recognized to the extent there is an imbalance in excess of the proportionate share of the remaining recoverable reserves on the underlying properties. No significant imbalances existed at December 31, 2012 or 2011.

The following individual customers each accounted for 10% or more of total reported revenues for the period indicated:

	Years Ending December 31,
	2012	2011	2010

Major customers:
Phillips 66 (1)	13%	n/a	n/a
ConocoPhillips (1)	14%	27%	38%

(1)	Phillips 66 was a subsidiary of ConocoPhillips through April 30, 2012. Accordingly, any revenues generated from Phillips 66 prior to May 1,
2012 were reported under ConocoPhillips.

General and Administrative Expense

We and our general partner have entered into an omnibus agreement with Memorial Resource pursuant to which, among other things, Memorial Resource performs all operational, management and administrative services on our general partner’s and our behalf. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocated to us, including expenses incurred by our general partner and its affiliates on our behalf. During the year ended December 31, 2012, Memorial Resource allocated general and administrative costs based on the relative size of our proved and probable reserves in comparison to Memorial Resource’s total proved and probable reserves. Under our partnership agreement and the omnibus agreement, we reimburse Memorial Resource for all direct and indirect costs incurred on our behalf. See Note 13 for additional information regarding the omnibus agreement.

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

General and administrative expenses associated with our predecessor and the previous owners included the costs of administrative employees, related benefits, office rents, professional fees and other costs not directly associated with field operations or production.

Derivative Instruments

Commodity derivative financial instruments (e.g., swaps, floors, collars, and put options) are used to reduce the impact of natural gas and oil price fluctuations. Interest rate swaps are used to manage exposure to interest rate volatility, primarily as a result of variable rate borrowings under the credit facilities. Every derivative instrument is recorded on the balance sheet as either an asset or liability measured at its fair value. Changes in the derivative’s fair value are recognized in earnings as we have not elected hedge accounting for any of our derivative positions.

Income Tax

We are organized as a pass-through entity for income tax purposes. As a result, our partners are responsible for federal income taxes on their share of our taxable income. Certain of our consolidated subsidiaries are taxed as corporations and subject to federal income taxes. We are also subject to the Texas margin tax and certain aspects of the tax make it similar to an income tax as the tax is assessed on 1% of taxable margin. Deferred taxes arise due to temporary differences between the financial statement carrying value of existing assets and liabilities and their respective tax basis.

We must recognize the tax effects of any uncertain tax positions we may adopt, if the position taken by us is more likely than not sustainable based on its technical merits. If a tax position meets such criteria, the tax effect that would be recognized by us would be the largest amount of benefit with more than a 50% chance of being realized. There were no uncertain tax positions that required recognition in the financial statements at December 31, 2012 or 2011.

See Note 9 for additional information.

Earnings Per Unit

Basic and diluted earnings per unit (“EPU”) is determined by dividing net income or loss available to the limited partners by the weighted average number of outstanding limited partner units during the period. Net income or loss available to the limited partners is determined by applying the two-class method. The two-class method of computing EPU is an earnings allocation formula that determines EPU based on distributions declared. The amount of net income or loss used in the determination of EPU is reduced (or increased) by the amount of available cash that has been or will be distributed to the limited partners for that corresponding period. The remaining undistributed earnings or excess distributions over earnings, if any, are allocated to the limited partners in accordance with the contractual terms of the partnership agreement. The total earnings allocated to the limited partners is determined by adding together the amount allocated for distributions declared and the amount allocated for the undistributed earnings or excess distributions over earnings. Basic and diluted EPU are equivalent, as all restricted common units and subordinated units participate in distributions. See Note 11 for additional information.

Equity Compensation

The fair value of equity-classified awards (e.g., restricted common unit awards) is amortized to earnings over the requisite service or vesting period. Compensation expense for liability-classified awards are recognized over the requisite service or vesting period of an award based on the fair value of the award remeasured at each reporting period. We currently have no awards subject to performance criteria; however, such awards vest when it is probable that the performance criteria will be met and the requisite service period has been met. Generally, no compensation expense is recognized for equity instruments that do not vest. See Note 12 for further information.

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Current Liabilities

Current accrued liabilities consisted of the following at the dates indicated (in thousands):

	December 31,
	2012	2011

Accrued capital expenditures	$4,741	$8,926
Accrued lease operating expense	5,412	2,383
Accrued general and administrative expenses	1,385	549
Accrued ad valorem taxes	1,152	1,181
Accrued interest payable	748	587
Accrued environmental	623	779
Accrued severance and production taxes	883	1,246
Other miscellaneous	1,155	2,190

	$16,099	$17,841

New Accounting Pronouncements

Fair Value Measurements. In May 2011, the FASB issued an accounting standard update that amended previous fair value measurement and disclosure guidance. These amendments generally involve clarifications on how to measure and disclose fair value amounts recognized in the financial statements. They also expand the disclosure requirements, particularly for Level 3 fair value measurements, to include a description of the valuation processes used and an analysis of the sensitivity of the fair value measurements to changes in unobservable inputs and the interrelationships between those unobservable inputs, if any. We adopted this guidance on January 1, 2012 prospectively and it did not have a material impact on our financial statements.

Offsetting Disclosure Requirements. In December 2011, the FASB issued an accounting standard update intended to enhance current disclosure requirements on offsetting financial assets and liabilities. In January 2013, the FASB issued an accounting standard update to clarify the scope of offsetting disclosure requirements. The new disclosure requirements will require the disclosure of both gross and net information about derivatives, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions eligible for offset on the balance sheet or subject to a master netting arrangement or similar agreement. Disclosure of collateral received and posted in connection with master netting agreements or similar arrangements is also required. The disclosures will be effective or annual and interim periods beginning on or after January 1, 2013, and must be applied retrospectively. We do not believe adoption of this new guidance will have a significant impact on our financial statements.

Note 3. Acquisitions and Divestitures

The third party acquisitions discussed below were accounted for under the acquisition method of accounting. Accordingly, we, our predecessor, and the previous owners conducted assessments of net assets acquired and recognized amounts for identifiable assets acquired and liabilities assumed at their estimated acquisition date fair values, while acquisition costs associated with the acquisitions were expensed as incurred. The operating revenues and expenses of acquired properties are included in the accompanying financial statements from their respective closing dates forward. The transactions were financed through capital contributions and borrowings under credit facilities.

The fair values of oil and natural gas properties are measured using valuation techniques that convert future cash flows to a single discounted amount. Significant inputs to the valuation of oil and natural properties include estimates of: (i) economic reserves; (ii) future operating and development costs; (iii) future commodity prices; and (iv) a market-based weighted average cost of capital.

The Partnership has consummated several common control acquisitions since completing its IPO in December 2011, as further discussed in Note 13, directly or indirectly from Memorial Resource and certain affiliates of NGP. These acquisitions were each accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the net assets acquired were recorded at historical cost.

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

2012 Acquisitions

Third Party. On May 1, 2012, we acquired non-operating interests in certain oil and natural gas properties located in East Texas and North Louisiana from an undisclosed third party seller (“Undisclosed Seller Acquisition”) for a final net purchase price of approximately $36.5 million after customary post-closing adjustments. The effective date of this transaction was January 1, 2012. This transaction was financed with borrowings under our revolving credit facility. Because this transaction was a joint acquisition with Memorial Resource, the transaction was approved by the board of directors of our general partner (the “Board”) and by its conflicts committee, which is comprised entirely of independent directors. These properties are located primarily in Polk County, Texas and Lincoln and Claiborne Parishes, Louisiana. During the year ended December 31, 2012, approximately $4.8 million of revenue and $1.2 million of earnings were recorded in the statement of operations related to the Undisclosed Seller Acquisition subsequent to the closing date.

On September 28, 2012, we acquired certain oil and natural gas properties in East Texas from Goodrich Petroleum Corporation (“Goodrich Acquisition”), for a final net purchase price of $90.4 million after customary post-closing adjustments. The effective date of this transaction was July 1, 2012. This transaction was financed with borrowings under our revolving credit facility. These properties are located in the East Henderson field of Rusk County, Texas. During the year ended December 31, 2012, approximately $4.6 million of revenue and $2.0 million of earnings were recorded in the statement of operations related to the Goodrich Acquisition subsequent to the closing date.

Collectively, the previous owners consummated multiple acquisitions during 2012 by acquiring operating and non-operating interests in certain oil and natural gas properties primarily located in various Texas and New Mexico counties for an aggregate adjusted purchase price of $150.7 million, the largest of which was completed in July by Stanolind. In July 2012, Stanolind completed an acquisition of working interests, royalty interests and net revenue interests (the “Menemsha Acquisition”) located in various counties in Texas for a final purchase price of $74.7 million. During the year ended December 31, 2012, approximately $4.9 million of revenue and $0.9 million of earnings were recorded in the statements of operations related to the Menemsha Acquisition subsequent to the closing date.

The following table summarizes the fair value of the third party assets acquired and liabilities assumed as of each acquisition date (in thousands).

	Undisclosed Seller Acquisition	Goodrich Acquisition	Menemsha Acquisition	Other Acquisitions

Oil and gas properties	$36,865	$91,187	$75,114	$80,591
Prepaid expenses and other current assets	--	425	--	--
Revenues payable	--	(875)	--	--
Asset retirement obligations	(321)	(161)	(408)	(4,558)
Accrued liabilities	(83)	(153)	--	--

Total identifiable net assets	$36,461	$90,423	$74,706	$76,033

The following unaudited pro forma combined results of operations are provided for the years ended December 31, 2012 and 2011 as though the Undisclosed Seller Acquisition, Goodrich Acquisition, and Menemsha Acquisition had been completed on January 1, 2011. The unaudited pro forma financial information was derived from the historical combined statements of operations of the Partnership, our predecessor, and the previous owners and adjusted to include: (i) the revenues and direct operating expenses associated with oil and gas properties acquired, (ii) depletion expense applied to the adjusted basis of the properties acquired and (iii) interest expense on additional borrowings necessary to finance the acquisitions. The unaudited pro forma financial information does not purport to be indicative of results of operations that would have occurred had the transactions occurred on the basis assumed above, nor is such information indicative of expected future results of operations.

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

	For the Year Ended December 31,
	2012	2011
	(In thousands, except per unit amounts)

Revenues	$286,004	$286,351
Net income	58,472	174,138
Basic and diluted earnings per unit	0.53	0.34

Acquisition-related costs. Approximately $4.1 million of acquisition-related costs are included in general and administrative expense in the accompanying statements of operations for the year ended December 31, 2012. This amount includes acquisition-related costs for both related party and third party transactions.

2011 Predecessor and Previous Owner Acquisitions

Effective January 1, 2011, our predecessor acquired BP’s interests in wells located in Duval, Jim Hogg, McMullen and Webb counties located in Texas in exchange for our predecessor’s interest in approximately 10,700 net acres located in the Nueces Field of the Eagle Ford Shale located in South Texas and $20.0 million in cash, subject to certain closing adjustments. The transaction closed on May 31, 2011 and our predecessor paid a total of approximately $12.9 million in cash consideration at closing, net of adjustments.

The purchase price allocation resulted in the acquisition date fair value of $82.6 million allocated to proved oil and gas properties, $1.2 million allocated to asset retirement obligations, $0.5 million allocated to accrued liabilities and $0.6 million to deferred tax liabilities. After taking into consideration the net book value of the Nueces Field properties exchanged to BP of $5.2 million and the $12.9 million in cash consideration paid at closing, our predecessor recorded a $62.2 million gain during the year ended December 31, 2011.

On April 8, 2011, our predecessor and the previous owners together acquired producing oil and natural gas properties in East Texas (the “Carthage Properties”) from a third party. Our predecessor and the previous owners estimated that as of April 8, 2011, the fair value of the Carthage Properties acquired was approximately $302.0 million, which was considered to be representative of the price paid by a typical market participant. The following table summarizes the fair value of the assets acquired and liabilities assumed as of April 8, 2011 (in thousands):

Oil and gas properties	307,185
Other property and equipment	1,046
Suspense liabilities assumed	(1,659)
Environmental liabilities assumed	(968)
Asset retirement obligations	(3,653)

Total identifiable net assets	301,951

Summarized below are the results of operations for the years ended December 31, 2011 and 2010, on an unaudited pro forma basis, as if the BP and Carthage Properties acquisitions had occurred on January 1, 2010. The unaudited pro forma financial information was derived from the historical combined statements of operations of our predecessor and the previous owners, the statements of revenues and direct operating expenses for the BP and Carthage Properties and the historical accounting records of the sellers. The unaudited pro forma financial information does not purport to be indicative of results of operations that would have occurred had the transaction occurred on the basis assumed above, nor is such information indicative of expected future results of operations.

	For the Year Ended December 31,
	2011	2010
	(In thousands)

Revenues	$256,658	$196,258
Net income	93,474	36,401

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

During the year ended December 31, 2011, approximately $8.3 million and $46.2 million of revenue and $2.3 million and $32.2 million of earnings were recorded in the statement of operations related to the BP and Carthage Properties acquisitions subsequent to their respective closing dates.

Effective July 1, 2011, our predecessor acquired producing oil and natural gas properties in Webb and Zapata counties located in South Texas. The net purchase price of $2.25 million was allocated to oil and natural gas properties. The acquisition closed on June 30, 2011.

Collectively, the Cinco Group consummated several individually insignificant acquisitions during 2011 by acquiring operating and non-operating interests in certain oil and natural gas properties located primarily in various Texas counties and offshore Louisiana for an aggregate adjusted purchase price of $85.8 million. The following table summarizes the fair value of the assets acquired and liabilities assumed as of each acquisition date (in thousands).

Oil and gas properties	$ 90,351
Other liabilities	(420)
Asset retirement obligations	(4,178)

Total identifiable net assets	$ 85,753

Approximately $2.1 million of acquisition costs related to the 2011 acquisitions is included in either general and administrative expense or other expense in the accompanying statements of operations for the year ended December 31, 2011.

2010 Predecessor Acquisitions

On May 28, 2010, our predecessor acquired producing oil and natural gas properties in East Texas from Petrohawk Properties, LP for approximately $5.8 million. The net purchase price was allocated to proved oil and gas properties. On March 29, 2010, our predecessor acquired oil and natural gas properties in East Texas from BP for approximately $8.2 million. The net purchase price was allocated to proved oil and gas properties.

On June 30, 2010, our predecessor acquired Forest Oil’s interests in wells located in Webb County, Texas (the “Forest Oil Properties”) for a net purchase price of approximately $65.9 million. The net purchase price was allocated to oil and gas properties. Summarized below are the results of operations for the years ended December 31, 2010 on an unaudited pro forma basis, as if this acquisition had occurred on January 1, 2009. The unaudited pro forma financial information was derived from the historical combined statement of operations of our predecessor and the previous owners as well as the statements of revenues and direct operating expenses for the Forest Oil Properties, which were derived from the historical accounting records of the seller. The unaudited pro forma financial information does not purport to be indicative of results of operations that would have occurred had the transaction occurred on the basis assumed above, nor is such information indicative of expected future results of operations.

For the Year Ended December 31,
2010
(In thousands)

Revenues	$124,355
Net income	8,841

Effective May 1, 2010, our predecessor acquired Merit Energy’s (“Merit”) interest in wells located in South Texas for a net purchase price of approximately $14.1 million. The net purchase price was allocated as follows (in thousands):

Oil and gas properties	$15,397
Prepaid assets	450
Assumed liabilities	(1,728)

Net purchase price	$14,119

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

As part of the acquisition process, an environmental review was performed and it was determined that there was environmental damage to one of the acquired properties. As such, the parties agreed to reduce the purchase price by approximately $0.5 million. Additionally, our predecessor and Merit entered into an escrow agreement whereby our predecessor agreed to pay for the initial $1.0 million of the remediation costs, with Merit paying for amounts incurred in excess of $1.0 million and up to $1.5 million. Our predecessor’s anticipated cost to remediate this area is $1.5 million. As of December 31, 2010, our predecessor recorded an accrued liability of $1.5 million for the anticipated costs to remediate this area. Merit funded an escrow account with the $0.5 million and that amount is included on the balance sheet as a prepaid asset. This acquisition closed on June 4, 2010. As of December 31, 2012, approximately $1.0 million of costs have been incurred and the approximately $0.5 million of remaining environmental accrued liability is recorded as a current liability in accrued liabilities.

On August 3, 2010, our predecessor acquired Zachry Exploration, LLC’s interest in Laredo area properties for a net purchase price of $6.5 million. The net purchase price was allocated to oil and gas properties.

On May 28, 2010, our predecessor acquired U.S. Enercorp, LTD’s interest in wells located in McMullen County, Texas for a net purchase price of approximately $2.6 million. The net purchase price was allocated to oil and gas properties.

Our predecessor also acquired interests in oil and gas properties in a number of individually insignificant acquisitions during 2010 which aggregated to a total of approximately $6.0 million.

Approximately $0.9 million of acquisition costs related to the 2010 acquisitions is included in other expense in the accompanying statements of operations for the year ended December 31, 2010.

2010 Previous Owners Acquisitions

On January 28, 2010, the previous owners acquired interests in certain oil and gas properties in the Moxa Arch Frontier Formation of southwestern Wyoming from a third party (“Moxa Arch Acquisition) for a final purchase price of approximately $62.9 million. A $6.5 million deposit was paid in December 2009 related to the Moxa Arch Acquisition. On September 9, 2010, the previous owners acquired interests in certain oil and gas properties in various Texas counties from a third party (“Kerry Acquisition”) for a net purchase price of approximately $19.5 million. On December 23, 2010, the previous owners acquired interests in certain oil and gas properties in various Texas counties from a third party (“Young Acquisition”) for a net purchase price of approximately $26.8 million. On April 30, 2010, the previous owners acquired interests in certain oil and gas properties in various counties East Texas from a third party (“Tanos April Acquisition”) for a net purchase price of approximately $10.5 million.

On December 16, 2010, the previous owners acquired certain oil and gas properties in various counties in East Texas from a third party (“Tanos December Acquisition”) for a net purchase price of approximately $66.5 million. The Partnership purchased a portion of these properties from Memorial Resource on April 2, 2012 and the remaining properties were acquired on October 1, 2013. See Note 13 for information about the Partnership’s acquisitions of oil and gas properties from Memorial Resource and Note 1 for information regarding basis of presentation.

The following table summarizes the fair value of the assets acquired and liabilities assumed as of each acquisition date (in thousands).

	Moxa Arch Acquisition	Kerry Acquisition	Young Acquisition	Tanos April & December Acquisitions

Oil and gas properties	$63,584	$19,844	$27,810	$79,105
Other property, plant and equipment	--	--	--	250
Accounts receivable	--	--	--	913
Accounts payable	--	--	--	(679)
Asset retirement obligations	(700)	(316)	(966)	(2,630)

Total identifiable net assets	$62,884	$19,528	$26,844	$76,959

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Approximately $0.9 million of acquisition-related costs are included in general and administrative expense in the accompanying statements of operations for the year ended December 31, 2010 related to these acquisitions.

Predecessor Divestitures

During August 2011, our predecessor sold working interests related to the deep rights under approximately 4,200 acres in Webb County located in South Texas and options related to an additional 9,000 acres of deep rights in Webb County. Total cash consideration received by our predecessor in August 2011 was approximately $2.0 million, and a $0.8 million gain on the sale of properties was recognized for the year ended December 31, 2011 in the statement of operations. In November 2011, one of the options related to a portion of the 9,000 acres of deep rights was exercised for approximately $0.4 million of cash. No significant gain or loss was recognized related to this option exercise. The transactions did not involve the sale of any existing production.

On January 20, 2010, our predecessor sold its interests in the Saner wells for net proceeds of approximately $1.4 million. There was no significant gain or loss associated with this sale. In addition, during 2010, our predecessor received a settlement of approximately $1.2 million related to a property that our predecessor had not been given the opportunity to acquire despite a preferential right to acquire the property held by our predecessor. This settlement amount has been recorded in other income for the year ended December 31, 2010.

Previous Owners Divestitures

The previous owners sold certain interests in oil and gas properties offshore Louisiana on October 11, 2012 for an aggregate $40.1 million to an NGP controlled entity, of which $38.1 million was received. As of December 31, 2012, the remaining proceeds were held in escrow and included in restricted cash in the balance sheet. The remaining proceeds were released from escrow in April 2013. Due to common control considerations, the proceeds from the sale exceeded the net book value of the properties sold by $6.3 million and recognized in the equity statement as a net contribution.

On July 11, 2012, the Cinco Group completed the sale of a portion of its oil and gas assets located in Garza County, Texas to a third party for $26.1 million and recognized a gain of approximately $7.6 million. On September 18, 2012, the Cinco Group completed the sale of a portion of its oil and gas assets located in Ector County, Texas to a third party for $4.7 million and recognized a gain of approximately $2.2 million.

The majority of the proceeds generated from these sales were used to acquire operating and non-operating interests in certain oil and natural gas properties located primarily in various Texas and New Mexico counties.

Note 4. Fair Value Measurements of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date. Fair value estimates are based on either (i) actual market data or (ii) assumptions that other market participants would use in pricing an asset or liability, including estimates of risk. A three-tier hierarchy has been established that classifies fair value amounts recognized or disclosed in the financial statements. The hierarchy considers fair value amounts based on observable inputs (Levels 1 and 2) to be more reliable and predictable than those based primarily on unobservable inputs (Level 3). The characteristics of fair value amounts classified within each level of the hierarchy are described as follows:

Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is one in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 — Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability. Substantially all of these inputs are observable in the marketplace throughout the full term of the derivative instrument, can be derived from observable data, or are supported by observable levels at which transactions are executed in the marketplace. At December 31, 2012 and 2011, all of the derivative instruments reflected on the accompanying balance sheets were considered Level 2.

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Level 3 — Measure based on prices or valuation models that require inputs that are both significant to the fair value measurement and are less observable from objective sources (i.e., supported by little or no market activity).

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The carrying values of cash and cash equivalents, accounts receivables, accounts payables (including accrued liabilities) and amounts outstanding under long-term debt agreements included in the accompanying balance sheets approximated fair value at December 31, 2012 and December 31, 2011. The fair value estimates are based upon observable market data and are classified within Level 2 of the fair value hierarchy. These assets and liabilities are not presented in the following tables.

The fair market values of the derivative financial instruments reflected on the balance sheets as of December 31, 2012 and December 31, 2011 were based on estimated forward commodity prices and forward interest rate yield curves. Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement in its entirety. The significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The following table presents the derivative assets and liabilities that are measured at fair value on a recurring basis at December 31, 2012 and December 31, 2011 for each of the fair value hierarchy levels:

	Fair Value Measurements at December 31, 2012 Using
	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value
	(In thousands)
Assets:
Commodity derivatives	$--	$78,645	$--	$78,645

Liabilities:
Commodity derivatives	$--	$44,697	$--	$44,697
Interest rate derivatives	--	5,472	--	5,472

Total liabilities	$--	$50,169	$--	$50,169

	Fair Value Measurements at December 31, 2011 Using
	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value
	(In thousands)
Assets:
Commodity derivatives	$--	$73,849	$--	$73,849

Liabilities:
Commodity derivatives	$--	$17,658	$--	$17,658
Interest rate derivatives	--	2,396	--	2,396

Total liabilities	$--	$20,054	$--	$20,054

See Note 5 for additional information regarding our derivative instruments.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are reported at fair value on a nonrecurring basis as reflected on the balance sheets. The following methods and assumptions are used to estimate the fair values:

•

The fair value of asset retirement obligations (“AROs”) is based on discounted cash flow projections using numerous estimates, assumptions, and judgments regarding such factors as the existence of a legal obligation for an ARO; amounts and timing of settlements; the credit-adjusted risk-free rate; and inflation rates. See Note 6 for a summary of changes in ARO’s.

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

•

If sufficient market data is not available, the determination of the fair values of proved and unproved properties acquired in transactions accounted for as business combinations are prepared by utilizing estimates of discounted cash flow projections. The factors to determine fair value include, but are not limited to, estimates of: (i) economic reserves; (ii) future operating and development costs; (iii) future commodity prices; and (iv) a market-based weighted average cost of capital.

Note 5.   Risk Management and Derivative Instruments

Derivative instruments are utilized to manage exposure to commodity price and interest rate fluctuations and achieve a more predictable cash flow in connection with natural gas and oil sales from production and borrowing related activities. These transactions limit exposure to declines in prices or increases in interest rates, but also limit the benefits that would be realized if prices increase or interest rates decrease.

Certain inherent business risks are associated with commodity and interest derivative contracts, including market risk and credit risk. Market risk is the risk that the price of natural gas or oil will change, either favorably or unfavorably, in response to changing market conditions. Credit risk is the risk of loss from nonperformance by the counterparty to a contract. It is our policy to enter into derivative contracts, including interest rate swaps, only with counterparties that are creditworthy financial institutions deemed by management as competent and competitive market makers. Each of the counterparties to our derivative contracts is a lender in our credit agreement. While collateral is generally not required to be posted by counterparties, credit risk associated with derivative instruments is minimized by limiting exposure to any single counterparty and entering into derivative instruments only with counterparties that are large financial institutions, which management believes present minimal credit risk. Additionally, master netting agreements are used to mitigate risk of loss due to default with counterparties on derivative instruments. We have also entered into the International Swaps and Derivatives Association Master Agreements (“ISDA Agreements”) with each of our counterparties. The terms of the ISDA Agreements provide us and each of our counterparties with rights of set-off upon the occurrence of defined acts of default by either us or our counterparty to a derivative, whereby the party not in default may set-off all liabilities owed to the defaulting party against all net derivative asset receivables from the defaulting party. As a result, had certain counterparties failed completely to perform according to the terms of the existing contracts, we would have the right to offset $20.0 million against amounts outstanding under our revolving credit facility at December 31, 2012. See Note 8 for additional information regarding our revolving credit facility.

Commodity Derivatives

A combination of commodity derivatives (e.g., floating-for-fixed swaps, collars, call spreads and basis swaps) is used to manage exposure to commodity price volatility. We enter into natural gas derivative contracts that are indexed to NYMEX Henry Hub and regional indices such as NGPL TXOK, TETCO STX, and Houston Ship Channel in proximity to the Partnership’s areas of production. We also enter into oil derivative contracts indexed to NYMEX WTI, Inter-Continental Exchange (“ICE”) Brent and California Midway-Sunset. Our NGL derivative contracts are indexed to OPIS Mont Belvieu. At December 31, 2012, the Partnership and the previous owners had the following open commodity positions:

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

	2013	2014	2015	2016	2017	2018

Natural Gas Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (MMBtu)	957,672	1,342,125	1,156,112	1,113,275	1,020,067	900,000
Weighted-average fixed price	$4.30	$4.30	$4.28	$4.53	$4.30	$4.75

Collar contracts:
Average Monthly Volume (MMBtu)	855,500	300,000	200,000	--	--	--
Weighted-average floor price	$4.81	$5.08	$5.25	$--	$--	$--
Weighted-average ceiling price	$5.87	$6.31	$6.75	$--	$--	$--

Call spreads (1):
Average Monthly Volume (MMBtu)	430,000	120,000	80,000	--	--	--
Weighted-average sold strike price	$4.59	$5.08	$5.25	$--	$--	$--
Weighted-average bought strike price	$5.84	$6.31	$6.75	$--	$--	$--

Basis swaps:
Average Monthly Volume (MMBtu)	813,432	1,318,750	--	--	--	--
Spread	$(0.11)	$(0.09)	$--	$--	$--	$--

Crude Oil Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (Bbls)	70,632	35,102	12,031	11,013	10,000	--
Weighted-average fixed price	$103.32	$94.27	$90.29	$90.39	$88.30	$--

Collar contracts:
Average Monthly Volume (Bbls)	34,750	56,958	50,000	44,000	42,000	--
Weighted-average floor price	$85.01	$90.87	$89.00	$85.00	$85.00	$--
Weighted-average ceiling price	$108.63	$107.33	$103.31	$103.40	$99.90	$--

Call contracts:
Average Monthly Volume (Bbls)	10,000	--	--	--	--	--
Weighted-average fixed price	$115.00	$--	$--	$--	$--	$--

NGL Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (Bbls)	30,805	16,300	--	--	--	--
Weighted-average fixed price	$53.19	$58.91	$--	$--	$--	$--

(1)	These transactions were entered into for the purpose of eliminating the ceiling portion of certain collar arrangements, which effectively converted the applicable collars into swaps.

Interest Rate Swaps

Partnership. Periodically, we enter into interest rate swaps to mitigate exposure to market rate fluctuations by converting variable interest rates such as those in our credit agreement to fixed interest rates. At December 31, 2012, we had the following interest rate swap open positions:

Period Covered	Notional ($ in thousands)	Floating Rate	Fixed Rate	Fixed Rate Payer
January 2012 to January 2013	$100,000	1 Month LIBOR	0.600%	Partnership
January 2013 to December 2016	$100,000	1 Month LIBOR	1.305%	Partnership
May 2012 to January 2013	$50,000	1 Month LIBOR	0.600%	Partnership
January 2013 to December 2016	$50,000	1 Month LIBOR	0.970%	Partnership

Predecessor & Previous Owners. Periodically, our predecessor and the previous owners entered into interest rate swaps to mitigate exposure to market rate fluctuations by converting variable interest rates to fixed interest rates. At December 31, 2012, the previous owners had the following interest rate swap open positions:

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Period Covered	Notional ($ in thousands)	Floating Rate	Fixed Rate	Fixed Rate Payer
June 2012 to June 2014 (1)	$11,500	1 Month LIBOR	0.500%	Previous Owner
April 2011 to April 2014 (2)	$75,000	1 Month LIBOR	1.510%	Previous Owner
December 2010 to December 2013	$20,000	1 Month LIBOR	1.360%	Previous Owner
December 2010 to December 2013	$10,000	1 Month LIBOR	1.365%	Previous Owner

(1)	This interest rate swap was novated to the Partnership from the previous owners in the October 2013 acquisition.
(2)	These interest rate swaps were novated to the Partnership from the previous owners in the March 2013 acquisition.

Balance Sheet Presentation

The following table summarizes the gross fair value of derivative instruments by the appropriate balance sheet classification even when the derivative instruments are subject to netting arrangements and qualify for net presentation on the balance sheet and the net recorded fair value as reflected on the balance sheet at December 31:

		Asset Derivatives		Liability Derivatives

Type	Balance Sheet Location	2012	2011	2012	2011

		(In thousands)

Commodity contracts	Short-term derivative instruments	$35,044	$43,797	$7,451	$12,530
Interest rate swaps	Short-term derivative instruments	--	--	2,746	1,295

Gross fair value		35,044	43,797	10,197	13,825
Netting arrangements	Short-term derivative instruments	(6,980)	(849)	(6,980)	(849)

Net recorded fair value	Short-term derivative instruments	$28,064	$42,948	$3,217	$12,976

Commodity contracts	Long-term derivative instruments	$43,601	$30,052	$37,246	$5,128
Interest rate swaps	Long-term derivative instruments	--	--	2,726	1,101

Gross fair value		43,601	30,052	39,972	6,229
Netting arrangements	Long-term derivative instruments	(29,506)	(3,156)	(29,506)	(3,156)

Net recorded fair value	Long-term derivative instruments	$14,095	$26,896	$10,466	$3,073

(Gains) Losses on Derivatives

We do not designate derivative instruments as hedging instruments for financial reporting purposes and neither did our predecessor. Accordingly, all gains and losses, including unrealized gains and losses from changes in the derivative instruments’ fair values, have been recorded in the accompanying statements of operations. The following table details the gains and losses related to derivative instruments for the years ending December 31, 2012, 2011 and 2010:

		Years Ended December 31,
Derivative Instruments	Statements of Operations Location	2012	2011	2010

		(In thousands)
Commodity derivative contracts	(Gain) loss on commodity derivatives	$(21,417)	$(58,407)	$(9,178)
Interest rate swaps	Interest expense, net	4,839	3,254	770

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Note 6.  Asset Retirement Obligations

The Partnership’s asset retirement obligations primarily relate to the Partnership’s portion of future plugging and abandonment of wells and related facilities. The following table represents a reconciliation of the asset retirement obligations for the years ended December 31, 2012, 2011, and 2010:

	2012	2011	2010

	(In thousands)

Asset retirement obligations at beginning of year	$82,722	$70,891	$56,482
Liabilities added from acquisitions or drilling	5,958	9,700	11,785
Liabilities removed upon sale of wells	(1,795)	(64)	(19)
Liabilities settled	(91)	(229)	(39)
Accretion expense	4,377	4,032	3,111
Revision of estimates	178	(774)	(429)
Liabilities retained by our predecessor	--	(834)	--

Asset retirement obligations at end of year	$91,349	$82,722	$70,891

Note 7. Restricted Investments

Various restricted investment accounts fund certain long-term contractual and regulatory asset retirement obligations and collateralize certain regulatory bonds associated with the offshore Southern California oil and gas properties. The components of the restricted investment balance are as follows at December 31:

	2012	2011

	(In thousands)

BOEM platform abandonment (See Note 14)	$61,389	$57,348
BOEM lease bonds	776	776

SPBPC Collateral:
Contractual pipeline and surface facilities abandonment (See Note 14)	1,959	1,595
California State Lands Commission pipeline right-of-way bond	3,000	3,000
City of Long Beach pipeline facility permit	500	500
Federal pipeline right-of-way bond	300	300
Port of Long Beach pipeline license	100	100

Restricted investments	$68,024	$63,619

Note 8.  Long Term Debt

Our consolidated and combined debt obligations consisted of the following at the dates indicated:

	December 31,	December 31,
	2012	2011
	(In thousands)

OLLC Revolving Credit Facility:
OLLC $1.0 billion multi-year revolving credit facility, variable-rate, due December 2016	$371,000	$120,000
Previous Owner Credit Facilities:
WHT $400.0 million revolving credit facility, variable-rate, terminated March 2013	89,300	99,900
REO $150.0 million revolving credit facility, variable-rate, terminated December 2012	--	35,000
Stanolind $250.0 million revolving credit facility, variable-rate, due July 2017	85,750	24,450
Boaz $75.0 million revolving credit facility, variable-rate, terminated October 2013	29,500	14,300
Crown $75.0 million revolving credit facility, variable-rate, terminated October 2013	13,882	17,351
Tanos $250.0 million revolving credit facility, variable-rate, terminated April 2013	25,250	37,500
Propel Energy $200.0 million revolving credit facility, variable-rate, due June 2015	15,500	12,500

Total long-term debt	$630,182	$361,001

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Each of the revolving credit facilities contain customary covenants and restrictive provisions including but not limited to: (i) limitation on indebtedness and liens, (ii) limitations on restricted payments, (iii) limitation on investments and acquisitions, (iv) limitations on transactions with affiliates, (v) limitation on mergers, consolidation and asset sales, and (vi) limitations on commodity hedging and interest rate hedging. Each of the revolving credit facilities also includes financial maintenance covenants that require each borrower to meet certain financial performance criteria periodically (e.g., minimum current ratio and debt ratio). The definitions and required ratios are set forth in each credit facility.

Each of the credit facilities contain customary and other events of default including but not limited to: (i) failure to make payments when due, (ii) breach of any covenants continuing beyond the cure period, (iii) default under any other material debt, (iv) change in management or change of control, and (v) certain material adverse effects on the business of the loan parties. Upon an event of default, revolving credit commitments could be terminated and any outstanding indebtedness under such revolving credit facility, together with accrued interest, fees and other obligations under such credit facility, could be declared immediately due and payable.

Borrowing Base

Credit facilities tied to borrowing bases are common throughout the oil and gas industry. Each of the revolving credit facilities borrowing base is subject to redetermination on at least a semi-annual basis primarily based on estimated proved reserves. The borrowing base for each credit facility was the following at the date indicated:

December 31,
2012
(In thousands)
OLLC Revolving Credit Facility:
OLLC $1.0 billion multi-year revolving credit facility, variable-rate, due December 2016	$460,000
Previous Owner Credit Facilities:
WHT $400.0 million revolving credit facility, variable-rate, terminated March 2013	120,000
Stanolind $250.0 million revolving credit facility, variable-rate, due July 2017	97,000
Boaz $75.0 million revolving credit facility, variable-rate, terminated October 2013	35,000
Crown $75.0 million revolving credit facility, variable-rate, terminated October 2013	25,000
Tanos $250.0 million revolving credit facility, variable-rate, terminated April 2013	45,000
Propel Energy $200.0 million revolving credit facility, variable-rate, due June 2015	16,000

Total borrowing base	$798,000

Weighted-Average Interest Rates

The following table presents the weighted-average interest rates paid on variable-rate debt obligations for the periods presented:

	For the Year Ended December 31,
	2012	2011	2010

OLLC revolving credit facility	2.74%	2.81%	n/a
WHT revolving credit facility	2.60%	2.79%	n/a
REO revolving credit facility	3.40%	3.03%	n/a
Stanolind revolving credit facility	3.76%	3.88%	4.21%
Boaz revolving credit facility	3.12%	3.47%	n/a
Crown revolving credit facility	4.20%	5.55%	3.94%
Tanos revolving credit facility	2.31%	2.55%	2.51%
Propel Energy revolving credit facility	3.28%	3.23%	n/a
BlueStone revolving credit facility	n/a	3.17%	3.45%
Classic revolving credit facility	n/a	3.40%	3.11%

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Generally, borrowings under each revolving credit facility bear interest, at the borrower’s option, at either: (i) the Alternative Base Rate (as defined within each credit facility) plus a margin that varies according to the borrowing base usage (which is the ratio of outstanding borrowings and letters of credit to the borrowing base then in effect), or (ii) the applicable LIBOR plus a margin that varies according to the borrowing base usage. The unused portion of the borrowing base will be subject a commitment fee that varies according to the borrowing base usage.

OLLC Revolving Credit Facility

The revolving credit facility, which OLLC entered into at the closing of our IPO, is guaranteed by us and all of our current and future subsidiaries and had an initial borrowing base of $300.0 million. On December 3, 2012, we entered into a third amendment to our credit agreement, which among other things: (i) increased the borrowing base to $460.0 million upon closing of the Beta acquisition and (ii) provided us with the ability, if necessary, to incur certain second lien indebtedness. The borrowing base is subject to redetermination on at least a semi-annual basis based on an engineering report with respect to our estimated oil, NGL and natural gas reserves, which will take into account the prevailing oil, NGL and natural gas prices at such time, as adjusted for the impact of commodity derivative contracts. Unanimous approval by the lenders is required for any increase to the borrowing base.

Borrowings under our revolving credit facility are secured by liens on substantially all of our properties, but in any event, not less than 80% of the total value of the our oil and natural gas properties, and all of our equity interests in OLLC and any future guarantor subsidiaries and all of our other assets including personal property. Additionally, borrowings under our revolving credit facility bear interest, at our option, at either: (i) the Alternative Base Rate defined as the greatest of (x) the prime rate as determined by the administrative agent, (y) the federal funds effective rate plus 0.50%, and (z) the one-month adjusted LIBOR plus 1.0% (adjusted upwards, if necessary, to the next 1/100th of 1%), in each case, plus a margin that varies from 0.75% to 1.75% per annum according to the borrowing base usage (which is the ratio of outstanding borrowings and letters of credit to the borrowing base then in effect), or (ii) the applicable LIBOR plus a margin that varies from 1.75% to 2.75% per annum according to the borrowing base usage. The unused portion of the borrowing base will be subject to a commitment fee that varies from 0.375% to 0.50% per annum according to the borrowing base usage.

Our revolving credit facility requires us to maintain a ratio of Consolidated EBITDAX to Consolidated Net Interest Expense or, for the periods ending on March 31, 2013, June 30, 2013, and September 30, 2013, a ratio of Annualized Consolidated EBITDAX to Annualized Consolidated Net Interest Expense (as each term is defined under our revolving credit facility), which we refer to in either case as the interest coverage ratio, of not less than 2.5 to 1.0, and a ratio of consolidated current assets to consolidated current liabilities, each as determined under our revolving credit facility, of not less than 1.0 to 1.0.

Additionally, our revolving credit facility contains various covenants and restrictive provisions that, among other things, limit our ability to incur additional debt, guarantees or liens; consolidate, merge or transfer all or substantially all of our assets; make certain investments, acquisitions or other restricted payments; modify certain material agreements; engage in certain types of transactions with affiliates; dispose of assets; incur commodity hedges exceeding a certain percentage of production; and prepay certain indebtedness.

Events of default under our revolving credit facility include the failure to make payments when due, breach of any covenants continuing beyond the cure period, default under any other material debt, change in management or change of control, bankruptcy or other insolvency event and certain material adverse effects on the business of OLLC or us.

If we fail to perform our obligations under these or any other covenants, the revolving credit commitments could be terminated and any outstanding indebtedness under our revolving credit facility, together with accrued interest, fees and other obligations under the credit agreement, could be declared immediately due and payable.

During the year ended December 31, 2012, the revolving credit facility was primarily used to fund the acquisitions of oil and gas properties from both related parties and third parties. See Note 3 and 13 for additional information regarding these acquisitions.

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Previous Owner and Predecessor Revolving Credit Facilities

WHT Revolving Credit Facility. On April 8, 2011, WHT entered into a $400.0 million revolving credit facility with an initial borrowing base of $230.0 million, which was collateralized by substantially all of WHT’s oil and gas properties. On March 28, 2013, the debt balance then outstanding under the revolving credit facility of $89.3 million and all accrued interest was paid off in full and the WHT revolving credit facility was terminated.

REO Revolving Credit Facility. On October 26, 2011, REO entered into a three-year, $150.0 million revolving credit facility, which was collateralized by its assets. For accounting and financial reporting purposes, the $28.5 million that was repaid concurrently with the closing of the Beta acquisition on behalf of REO was netted against the net book value of the net assets that were acquired by us and reflected on our supplemental consolidated and combined cash flow statement as “Payments on revolving credit facility.”

Stanolind Revolving Credit Facility. On September 9, 2010, Stanolind entered into a multi-year $50.0 million senior secured revolving credit agreement, which is collateralized by substantially all of Stanolind’s oil and gas properties. During 2012, the credit agreement was amended, which among other things: (i) increased the aggregate maximum credit to $250.0 million and (ii) increased the borrowing base to $75.0 million. The borrowing base was redetermined subsequent to the amendment date and set at $97.0 million. The maturity date of the credit facility is July 13, 2017. All of Stanolind’s indebtedness outstanding under the revolving credit facility is attributable to Stanolind SPV. On October 1, 2013, the debt balance then outstanding under the revolving credit facility and all accrued interest was paid off in full by the Partnership on behalf of Stanolind.

Boaz Revolving Credit Facility. On August 1, 2011, Boaz entered into a multi-year $75.0 million senior secured revolving credit agreement, which is collateralized by substantially all of Boaz’s oil and gas properties. The maturity date of the credit facility is August 31, 2015. On October 1, 2013, the debt balance then outstanding under the revolving credit facility and all accrued interest was paid off in full and the Boaz revolving credit facility was terminated.

Crown Revolving Credit Facility. On January 28, 2010, Crown entered into a multi-year $75.0 million senior secured revolving credit agreement, which is collateralized by substantially all of Crown’s oil and gas properties. The maturity date of the credit facility is October 25, 2016. On October 1, 2013, the debt balance then outstanding under the revolving credit facility and all accrued interest was paid off in full and the Crown revolving credit facility was terminated.

Tanos Revolving Credit Facility. On December 16, 2010, Tanos entered into an amended and restated credit agreement with various lenders, which consists of a four-year, $250.0 million revolving credit facility, which was collateralized by Tanos’ oil and gas properties. On April 1, 2013, indebtedness then outstanding under the revolving credit facility of $27.0 million was repaid and on April 25, 2013 all accrued interest was paid off in full and the Tanos revolving credit facility was terminated.

Propel Energy Revolving Credit Facility. On June 15, 2011, Propel Energy entered into a multi-year $200.0 million senior secured revolving credit agreement, which is collateralized by substantially all of Propel Energy’s oil and gas properties. The maturity date of the credit facility is June 15, 2015. All of Propel Energy’s indebtedness outstanding under the revolving credit facility is attributable to Propel SPV. On October 1, 2013, the debt balance then outstanding under the revolving credit facility and all accrued interest was paid off in full by the Partnership on behalf of Propel Energy.

BlueStone Revolving Credit Facility. On June 25, 2010, BlueStone refinanced its existing credit agreement and entered into a new $150.0 million revolving credit facility, which was collateralized by BlueStone’s assets and its equity interests in its subsidiaries.

Classic Revolving Credit Facility. The Classic Carve-Out properties were burdened by debt incurred pursuant to a $150.0 million revolving credit facility extended to Classic on November 1, 2007, which was collateralized by Classic’s oil and gas properties.

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Unamortized Deferred Financing Costs

Unamortized deferred financing costs associated with our consolidated and combined debt obligations were as follows at the dates indicated:

	December 31,	December 31,
	2012	2011
	(In thousands)

OLLC revolving credit facility (1)	$3,359	$2,521
WHT revolving credit facility (2)	1,419	1,834
REO revolving credit facility (3)	--	446
Stanolind revolving credit facility (4)	580	136
Boaz revolving credit facility (4)	153	113
Crown revolving credit facility (4)	96	75
Tanos revolving credit facility (4)	416	623
Propel Energy revolving credit facility (4)	236	281

	6,259	6,029

(1)    Additional financing costs were incurred in connection with the borrowing base increases. Unamortized deferred financing costs are amortized over the remaining life of our revolving credit facility.

(2)    The unamortized deferred financing costs were written-off at the time the debt was repaid and the facility was terminated on March 28, 2013.

(3)    The unamortized deferred financing costs were written-off at the time the debt was repaid and the facility was terminated on December 12, 2012.

(4)    The unamortized deferred financing costs were written-off at the time the debt was repaid and/or the facility was terminated on October 1, 2013.

Advances and Repayments

The following table presents borrowings and repayments under our consolidated and combined revolving credit facilities for the periods presented (in thousands):

	OLLC Revolving Credit Facility	Previous Owner Revolving Credit Facilities	Predecessor Revolving Credit Facilities	Total
For the Year Ended December 31, 2012:
Advances on revolving credit facility	$293,000	$98,000	$--	$391,000
Payments on revolving credit facility	(42,000)	(79,819)	--	(121,819)

For the Year Ended December 31, 2011:
Advances on revolving credit facility	$130,000	$196,400	$85,918	$412,318
Payments on revolving credit facility	(10,000)	(33,053)	(201,346)	(244,399)

For the Year Ended December 31, 2010:
Advances on revolving credit facility	n/a	$93,811	$115,106	$208,917
Payments on revolving credit facility	n/a	(17,906)	(61,600)	(79,506)

For accounting and financial reporting purposes, the $198.3 million that was repaid concurrent with the closing of our IPO on behalf of our predecessor was netted against the net book value of the net assets that were acquired by us and reflected on our supplemental consolidated and combined cash flow statement as “Payments on revolving credit facility.”

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Note 9. Income Tax

Components of income tax expense consist of the following:

	For the Year Ended December 31,
	2012	2011	2010
	(In thousands)
Current:
Federal	$1	$--	$--
State	284	175	2

Total	$285	$175	$2

Deferred:
Federal	--	(147)	(8)
State	--	111	489

Total	--	(36)	481

Total income tax expense	$285	$139	$483

A reconciliation of the provision for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to income before income taxes is as follows:

	For Year Ended December 31,

	2012	2011	2010

Income before income taxes	$46,803	$148,929	$3,513

State income taxes	$153	$216	$412
Federal income taxes	--	(105)	71
Other permanent differences	132	28	--

Income tax expense (benefit)	$285	$139	$483

Effective income tax rate	0.61%	0.09%	13.75%

The following summarizes the significant components of deferred tax assets and (liabilities):

	December 31,

	2012	2011

	(In thousands)
Current deferred tax (liabilities):
Derivatives	$(120)	$(163)

	(120)	(163)
Noncurrent deferred tax assets (liabilities):
Property, plant, and equipment	(2,145)	(3,175)
Net operating loss	494	494
Derivatives	(12)	(45)
Asset retirement obligations	898	487
Valuation allowance	(1,073)	--
Other	5	3

Net deferred tax liability	$(1,953)	$(2,399)

Tax carryforwards available for use on future income tax returns at December 31, 2012, were as follows:

	Domestic	Expiration

	(In thousands)

Net operating loss—federal	$143	2030
Net operating loss—federal	$1,127	2031
Net operating loss—state	$143	2030
Net operating loss—state	$719	2031

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Note 10. Equity and Distributions

2012 Public Equity Offering

On December 12, 2012, we issued 10,500,000 common units representing limited partner interests in the Partnership to the public at an offering price of $17.00 per unit generating total net proceeds of $170.0 million after deducting underwriting discounts and offering expenses. Concurrent with the closing of this equity offering, the Partnership distributed cash to Rise and repaid all amounts outstanding under REO’s credit facility as consideration for the Beta acquisition as further discussed under Notes 8 and 13. The net proceeds from this equity offering, including our general partner’s proportionate capital contribution, partially funded the Beta acquisition.

On December 21, 2012, the underwriters purchased an additional 1,475,000 common units pursuant to their over-allotment option. We used the net proceeds of approximately $24.1 million from the sale of the additional common units, including our general partner’s proportionate capital contribution, to repay indebtedness under our revolving credit facility.

Initial Public Offering of Memorial Production Partners LP

On December 14, 2011, we completed our IPO of 9,000,000 common units representing limited partner interests in the Partnership at $19.00 per common unit for total net proceeds of approximately $146.5 million. In connection with the closing of the IPO, the Partnership distributed a combination of cash, common units, and subordinated units to Memorial Resource to acquire the net assets of our predecessor and repaid $198.3 million of our predecessor’s credit facilities concurrent with the closing of our IPO. The net cash proceeds generated from our IPO partially funded the cash portion of this consideration.

On December 22, 2011, the underwriters exercised their over-allotment option to purchase an additional 600,000 common units issued by the Partnership under the IPO terms. Total net proceeds from the exercise of the underwriters’ over-allotment option, after deducting underwriting discounts, were $10.7 million. Of this amount, $10.0 million of these net proceeds were used to repay indebtedness under our revolving credit facility.

Equity Outstanding

The following table summarizes changes in the number of outstanding units since December 31, 2011:

	Common	Subordinated	General Partner
Balance December 31, 2011	16,661,294	5,360,912	22,044
Common units issued	11,975,000	--	--
Restricted common units issued	287,943	--	--
Restricted common units forfeited	(2,334)	--	--
General partner units issued	--	--	12,273

Balance December 31, 2012	28,921,903	5,360,912	34,317

Restricted common units are a component of common units as presented on our unaudited condensed consolidated balance sheets. See Note 12 for additional information regarding restricted common units that were granted during the year ended December 31, 2012.

As of December 31, 2012, Memorial Resource owned approximately 24.4% of the common units and 100% of the subordinated units. Memorial Resource owns all of the voting interests in our general partner and 50% of the economic interest in our incentive distribution rights. The Funds collectively directly own, through non-voting membership interests in our general partner, 50% of the remaining economic interest in our incentive distribution rights.

Common & Subordinated Units. The common units and the subordinated units are separate classes of the limited partner interest in us and have limited voting rights as set forth in our partnership agreement. The holders of units are entitled to participate in partnership distributions as discussed further below under “Cash Distribution Policy” and exercise the rights or privileges available to limited partners under our partnership agreement.

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Pursuant to our partnership agreement, if at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a purchase price not less than the then-current market price of the common units, as calculated pursuant to the terms of our partnership agreement.

General Partner Interest. Our general partner owns a 0.1% interest in us. This interest entitles our general partner to receive distributions of available cash from operating surplus as discussed further below under “Cash Distribution Policy.” Our partnership agreement sets forth the calculation to be used to determine the amount and priority of cash distributions that the common unitholders, subordinated unitholders, and general partner will receive. The general partner has the management rights as set forth in our partnership agreement.

Allocations of Net Income (Loss)

Net income (loss) attributable to the Partnership is allocated between our general partner and the common and subordinated unitholders in proportion to their pro rata ownership. Net income (loss) attributable to acquisitions accounted for as a transaction between entities under common control prior to their acquisition date is allocated to the previous owners. For periods prior to our IPO, net income (loss) was attributable to both our predecessor and the previous owners.

Cash Distribution Policy

We intend to make cash distributions to unitholders on a quarterly basis, although there is no assurance as to the future cash distributions since they are dependent upon future earnings, cash flows, capital requirements, financial condition and other factors. Additionally, under our revolving credit facility, we will not be able to pay distributions to unitholders in any such quarter in the event there exists a borrowing base deficiency or an event of default either before or after giving effect to such distribution or we are not in pro forma compliance with our revolving credit facility after giving effect to such distribution.

Available Cash. Our partnership agreement requires that within 45 days after the end of each quarter, beginning with the quarter ending December 31, 2011, we distribute all of our available cash (as defined in our partnership agreement) to our general partner and unitholders of record on the applicable record date. Generally, available cash refers to all cash on hand at the end of the quarter less cash reserves established by our general partner to: (i) operate our business (e.g., future capital expenditures, working capital and operating expenses); (ii) comply with applicable law, debt, and other agreements; and (iii) provide funds for distribution to our unitholders (including our general partner) for any one or more of the next four quarters. If our general partner so determines, available cash may include borrowings made after the end of the quarter.

General Partner Interest and Incentive Distribution Rights. Our general partner is entitled to 0.1% of all distributions of available cash that we make prior to our liquidation. Our general partner’s initial 0.1% interest in these distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its initial 0.1% general partner interest. Our general partner is not obligated to contribute a proportionate amount of capital to us to maintain its current general partner interest. Our general partner also holds the incentive distribution rights, which entitle the holder to additional increasing percentages, up to a maximum of 25.0%, of the cash we distribute in excess of $0.54625 per common unit per quarter. The maximum distribution of 25.0% includes distributions paid to our general partner on its 0.1% general partner interest and assumes that our general partner maintains its general partner interest at 0.1%.

Minimum Quarterly Distribution. During the subordination period, the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.4750 per common unit plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions from operating surplus until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be available cash from operating surplus to be distributed on the common units.

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•

first, 99.9% to the common unitholders, pro rata, and 0.1% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•

second, 99.9% to the common unitholders, pro rata, and 0.1% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•

third, 99.9% to the subordinated unitholders, pro rata, and 0.1% to our general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, cash in excess of the minimum quarterly distributions is distributed to the unitholders and the general partner based on the percentages in the table below.

Our general partner is entitled to incentive distributions if the amount we distribute with respect to one quarter exceeds specified target levels shown below:

	Total Quarterly Distributions Target Amount	Marginal Percentage Interest in Distributions
		Unitholders	General Partner
Minimum Quarterly Distribution	$0.4750	99.9%	0.1%
First Target Distribution	above $0.4750 up to $0.54625	99.9%	0.1%
Second Target Distribution	above $0.54625 up to $0.59375	85.0%	15.0%
Thereafter	above $0.59375	75.0%	25.0%

Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, 99.9% to all unitholders, pro rata, and 0.1% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, cash in excess of the minimum quarterly distributions is distributed to the unitholders and the general partner based on the percentages in the table above.

The subordination period will extend until the first business day after the distribution to unitholders in respect of any quarter ending on or after December 31, 2014 that each of the following tests are met:

•

Distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units and any other partnership interests that are senior or equal in right of distribution to the subordinated units equaled or exceeded, in the aggregate, the sum of the minimum quarterly distributions payable with respect to a period of twelve consecutive quarters immediately preceding such date;

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

•

The “adjusted operating surplus” (as defined in our partnership agreement) generated during the period of twelve consecutive quarters immediately preceding that date equaled or exceeded, in the aggregate, the sum of the minimum quarterly distributions on all of the outstanding common units, subordinated units and general partner units and any other partnership interests that are senior or equal in right of distribution to the subordinated units that were outstanding during these periods payable with respect to such period on a fully diluted weighted average basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash.

In addition, if the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of such removal:

•	the subordination period will end and each subordinated unit will immediately convert into one common unit;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•

our general partner will have the right to convert its general partner units into common units or to receive cash in exchange for such general partner units at the equivalent common unit fair market value

The subordination period will also automatically terminate, and all of the subordinated units will convert into an equal number of common units, on the first business day after the distribution to unitholders in respect of any quarter ending on or after December 31, 2012, if the following tests are met:

•

distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units and any other partnership interests that are senior or equal in right of distribution to the subordinated units equaled or exceeded $0.59375 (125% of the minimum quarterly distribution) per quarter for the four quarter period immediately preceding that date;

•

the “adjusted operating surplus” generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of a distribution of $2.3750 (125% of the annualized minimum quarterly distribution) on all of the outstanding common units, subordinated units and general partner units and any other partnership interests that are senior or equal in right of distribution to the subordinated units, in each case that were outstanding during such four quarter period on a fully diluted weighted average basis, and the corresponding distributions on the incentive distribution rights; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Our general partner has the right (but not the obligation), at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (25%, assuming it has maintained its 0.1% general partner interest) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution at the time of the exercise of the reset election.

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Cash Distributions to Unitholders

The following table summarizes our declared quarterly cash distribution rates with respect to the quarter indicated (dollars in millions, except per unit amounts):

Quarter	Declaration Date	Record Date	Payable Date	Amount Per Unit (1)	Aggregate Distribution	Distribution Received by Memorial Resource

4th Quarter 2012	January 15, 2013	February 1, 2013	February 13, 2013	$0.5075	$17.4	$6.3
3rd Quarter 2012	October 19, 2012	November 1, 2012	November 12, 2012	$0.4950	$11.1	$6.2
2nd Quarter 2012	July 19, 2012	August 1, 2012	August 13, 2012	$0.4800	$10.7	$6.0
1st Quarter 2012	April 19, 2012	May 1, 2012	May 14, 2012	$0.4800	$10.7	$6.0
4th Quarter 2011	January 26, 2012	February 6, 2012	February 13, 2012	$0.0929	$2.0	$1.2

(1)

The $0.0929 per unit pro-rated distribution paid on February 13, 2012 was based upon the minimum quarterly distribution of $0.4750 per unit adjusted to take into account the 18-day period of the fourth quarter of 2011 during which the Partnership was a public entity.

Predecessor & Previous Owners Capital

The following table summarizes our predecessor’s equity transactions with respect to the period indicated (dollars in thousands):

	BlueStone	Classic Carve-Out	WHT Assets	Total Predecessor

Balance December 31, 2009	$39,079	$33,909	$--	$72,988
Net income (loss)	(13,303)	1,986	--	(11,317)
Contributions	40,000	4,130	--	44,130

Balance December 31, 2010	65,776	40,025	--	105,801
Net income (loss)	72,728	(7,567)	10,579	75,740
Contributions (distributions)	--	(2,876)	51,761	48,885
Net assets retained by predecessor	(13,150)	(1,062)	(3,173)	(17,385)
Exchange of predecessor interests for units	(125,354)	(28,520)	(59,167)	(213,041)

Balance December 31, 2011	$--	$--	$--	$--

The following table summarizes our previous owners’ equity transactions with respect to the period indicated (dollars in thousands):

	Tanos/Classic Properties	REO	WHT Properties	Cinco Group	Total Previous Owners

Balance December 31, 2009	$28,457	$89,375	$--	$28,681	$146,513
Net income (loss)	3,670	9,304	--	1,381	14,355
Contributions	11,186	6,631	--	96,753	114,570
Distributions	--	(4,385)	--	(1,225)	(5,610)

Balance December 31, 2010	43,313	100,925	--	125,590	269,828
Net income (loss)	3,621	31,816	18,703	12,464	66,604
Contributions	3,919	5,010	77,641	74,933	161,503
Net assets retained by predecessor	--	--	3,180	--	3,180
Distributions	--	(64,996)	--	(1,581)	(66,577)
Other	--	--	--	38	38

Balance December 31, 2011	50,853	72,755	99,524	211,444	434,576
Net income (loss)	1,000	28,691	8,369	8,233	46,293
Contributions	--	--	--	64,597	64,597
Contribution of oil and gas properties	--	--	--	6,893	6,893
Net book value of net assets acquired by Partnership	(50,639)	(93,696)	--	--	(144,335)
Contribution related to sale of assets to NGP affiliate	--	--	--	40,138	40,138
Net book value of net assets acquired by NGP affiliate	--	--	--	(33,859)	(33,859)
Distributions	(1,214)	(7,750)	--	(20,553)	(29,517)
Other	--	--	--	(92)	(92)

Balance December 31, 2012	$--	$--	$107,893	$276,801	$384,694

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Noncontrolling Interest

The noncontrolling shareholder in the SPBPC made capital contributions of $1.2 million during the year ended December 31, 2010.

Note 11. Earnings per Unit

The following sets forth the calculation of earnings (loss) per unit, or EPU, for the periods indicated (in thousands, except per unit amounts):

	For the Year Ended December 31,	December 14 to December 31,

	2012	2011

Net income attributable to partners	$121	$6,592
Less: General partner’s 0.1% interest in net income	--	7

Limited partners’ interest in net income	$121	$6,585

Weighted average limited partner units outstanding:
Common units	17,519	16,395
Subordinated units	5,361	5,361

Total	22,880	21,756

Basic and diluted EPU	$0.01	$0.30

Note 12. Equity-based Awards

Long-Term Incentive Plan

In December 2011, the Board adopted the Memorial Production Partners GP LLC Long-Term Incentive Plan (“LTIP”) for employees, officers, consultants and directors of the general partner and any of its affiliates, including Memorial Resource, who perform services for the Partnership. The LTIP consists of restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, other unit-based awards and unit awards. The LTIP initially limits the number of common units that may be delivered pursuant to awards under the plan to 2,142,221 common units. Common units that are cancelled, forfeited or withheld to satisfy exercise prices or tax withholding obligations will be available for delivery pursuant to other awards. The LTIP is administered by the Board or a committee thereof. During the year ended December 31, 2012, there were multiple awards of restricted common units that were granted under the LTIP to executive officers and independent directors of our general partners and other Memorial Resource employees.

The restricted common units awarded are subject to restrictions on transferability, customary forfeiture provisions and graded vesting provisions in which one-third of each award vests on the first, second, and third anniversaries of the date of grant. Award recipients have all the rights of a unitholder in the partnership with respect to the restricted common units, including the right to receive distributions thereon if and when distributions are made by the Partnership to its unitholders (except with respect to the fourth quarter 2011 distribution that was paid in February 2012). The term “restricted common unit” represents a time-vested unit. Such awards are non-vested until the required service period expires.

The aggregate fair value of the restricted common units awarded to our general partner’s executive officers and other Memorial Resource employees, which are accounted for as equity-classified awards, was $5.0 million based on the market price per unit on the date of grant. This amount net of forfeitures will be recognized as compensation cost on a straight-line basis over the requisite service period. These awards were granted in recognition of services performed in connection with the completion of our IPO and/or to provide incentive to help drive the Partnership’s future success and to share in the economic benefits of that success. The compensation costs associated with these awards are recorded as direct general and administrative expenses. During the year ended December 31, 2012, we recognized approximately $1.4 million of compensation expense associated with these awards.

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The fair value of the restricted unit awards granted to the independent directors of our general partner are also recognized as compensation cost on a straight-line basis over the requisite service period. The compensation costs associated with these awards are recorded as direct general and administrative expenses. During the year ended December 31, 2012, we recognized less than $0.1 million of compensation expense associated with these awards.

The following table summarizes information regarding restricted common unit awards for the periods presented:

	Number of Units	Weighted- Average Grant Date Fair Value per Unit (1)

Restricted common units outstanding at December 31, 2011	--	$--
Granted (2)	287,943	$18.07
Forfeited	(2,334)	$17.14

Restricted common units outstanding at December 31, 2012	285,609	$18.08

(1)    Determined by dividing the aggregate grant date fair value of awards by the number of awards issued.

(2)    The aggregate grant date fair value of restricted common unit awards issued in 2012 was $5.2 million based on grant date market prices ranging from $17.14 to $18.58 unit.

The unrecognized compensation cost associated with restricted common unit awards was an aggregate $3.7 million at December 31, 2012. We expect to recognize the unrecognized compensation cost for these awards over a weighted-average period of 2.37 years.

Since the restricted common units are participating securities, any distributions received by the restricted common unitholders are included in distributions to partners as presented on our statements of consolidated and combined cash flows. During the year ended December 31, 2012, the restricted common unitholders received a distribution of approximately $0.2 million. The restricted common unitholders received a distribution of approximately $0.1 million on February 13, 2013 with respect to the quarterly cash distribution for the fourth quarter of 2012 that the Board declared in January 2013.

Subsequent Event. On January 9, 2013, our general partner’s executive officers and independent directors were granted additional awards of restricted common units. The aggregate number of restricted units granted on such date was 16,627.

Note 13. Related Party Transactions

Amounts due to (due from) Memorial Resource and certain of its subsidiaries at December 31, 2012 and December 31, 2011 are presented as “Accounts receivable – affiliates” and “Accounts payable – affiliates” in the accompanying balance sheets.

For the year ended December 31, 2012, approximately $2.6 million of related party transactions attributable to the Partnership are reflected as costs and expenses in the accompanying statements of operations. The vast majority of these costs and expenses were payments under our omnibus agreement (as discussed below) and management fees paid to affiliates for operating our assets.

The majority partner of our predecessor, NGP VIII, is an affiliate of certain directors of the entities comprising our predecessor. For the periods ended December 31, 2011 and 2010, our predecessor expensed advisory and directors’ fees of approximately $0.2 million and $0.2 million, respectively, to NGP VIII. Certain of the Cinco Group entities entered into an advisory service, reimbursement, and indemnification agreements with NGP. These agreements generally required that an annual advisory fee be paid to NGP. Fees paid under these agreements for the years ended December 31, 2012, 2011 and 2010 were approximately $0.4 million, $0.4 million and $0.5 million, respectively. Certain of the Cinco Group entities also paid a financing fee equal to a percentage of the capital contributions raised by NGP. These fees were considered a syndication cost and reduced equity contributions for financing fees paid. Fees for the years ended December 31, 2012, 2011 and 2010 were approximately $0.6 million, $1.4 million and $0.6 million, respectively.

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The WHT Assets and WHT Properties are operated by WildHorse. Under the terms of a management agreement dated April 8, 2011, WildHorse assumed certain responsibilities for the management of WHT, including the day-to-day operations of the company providing executive, administrative, land, financial, and accounting services and operating WHT’s properties. Under the terms of the agreement, WHT paid WildHorse an approximate $0.1 million monthly management fee, of which 40% was allocable to the WHT Assets and 60% was allocable to the WHT Properties. These amounts are payable monthly in advance on the first of each month.

In addition to the management fees, WildHorse is entitled to recover from WHT certain expenditures made on its behalf that are not covered by the management fees described above. These amounts include certain payments for third-party professional services and other non-routine direct general and administrative expenses, costs incurred in the operation and development of the properties, and amounts paid to the other operators for WHT’s non-operated interests.

As the operator of the properties, WildHorse also markets WHT’s oil, gas and NGL production, collects the proceeds, pays the related production taxes and disburses amounts owed to royalty and other working interest owners. WildHorse also receives sales proceeds from the operators for the sale of non-operated production.

An affiliate of REO collected a management fee for providing administrative services to REO. These administrative services included accounting, business development, finance, legal, information technology, insurance, government regulations, communications, regulatory, environmental and human resources services. REO incurred and paid management fees of $1.6 million, $1.7 million and $0.9 million for the years ended December 31, 2012, 2011, and 2010, respectively. These management fees are presented as a component of general and administrative costs and expenses in the accompanying statements of operations.

During 2012, the Cinco Group received an equity contribution of $6.9 million of oil and gas properties in the Hendricks Field located in the Permian Basin of Texas by an NGP controlled entity. Due to common control considerations, this equity contribution was recorded at historical cost of the properties.

During 2012, Boaz reimbursed a member of its management team approximately $0.3 million in general, administrative, and lease operating expenses related to an oral lease agreement between the member of management and a third party for a field office and yard located in Bronte, Texas.

See Note 3 for additional information regarding the divestiture of certain interests in oil and gas properties offshore Louisiana that the Cinco Group sold during 2012 to an NGP controlled entity.

Agreements

We have entered into agreements with Memorial Resource and our general partner pursuant to which, among other things, we will make payments to Memorial Resource. These agreements include the following:

•	an omnibus agreement pursuant to which, among other things, Memorial Resource provides management, administrative and operating services for us and our general partner; and

•

a tax sharing agreement pursuant to which we pay Memorial Resource (or its applicable affiliate(s)) our share of state and local income and other taxes for which our results are included in a combined or consolidated tax return filed by Memorial Resource or its applicable affiliate(s). It is possible that Memorial Resource or its applicable affiliate(s) may use its tax attributes to cause its combined or consolidated group, of which we may be a member for this purpose, to owe less or no tax. In such a situation, we would pay Memorial Resource or its applicable affiliate(s) the tax we would have owed had the tax attributes not been available or used for our benefit, even though Memorial Resource or its applicable affiliate(s) had no cash tax expense for that period. Currently, the Texas margin tax (which has a maximum effective tax rate of 0.7% of gross income apportioned to Texas) is the only tax that is included in a combined or consolidated tax return with Memorial Resource or its applicable affiliate(s).

In connection with our omnibus agreement, we recognized $1.8 million of expense during the year ended December 31, 2012.

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Memorial Resource entered into separate agreements with affiliates on our behalf relating to the management, operation and administration of the properties acquired by us on December 14, 2011. Effective May 1, 2012, we record less than $0.1 million monthly for the management fees that Memorial Resource pays to its affiliates and recorded approximately $0.1 million prior to this date.

Acquisition of the Net Assets of Our Predecessor in Connection with IPO

In connection with the closing of our IPO on December 14, 2011, the Partnership acquired the following net assets of our predecessor:

Oil and natural gas properties, net	$399,967
Short-term derivative instruments, net	15,779
Long-term derivative instruments, net	10,772
Asset retirement obligations	(13,560)
Credit facilities – predecessor (2)	(198,267)
Accrued liabilities	(1,650)

Net assets (1)	$213,041

(1)    Due to the timing of our IPO and the fact that we did not acquire working capital from our predecessor, our consolidated balance sheet as of December 31, 2011 did not include any trade receivables or payables.

(2)    Although the Partnership did not legally assume the debt of its predecessor, for accounting and financial reporting purposes the $198.3 million that was repaid concurrent with the closing of our IPO on behalf of our predecessor has been netted against the net book value of the net assets that were acquired by us and reflected on our consolidated and combined cash flow statement as “Payments on revolving credit facility.”

Acquisition of Tanos/Classic Properties from Memorial Resource Subsequent to our IPO

On April 2, 2012, we acquired certain oil and natural gas producing properties in East Texas from an operating subsidiary of Memorial Resource with an effective date of April 1, 2012, for a final purchase price of $18.5 million after customary post-closing adjustments. This transaction was financed with borrowings under our revolving credit facility. The transaction also included the novation to the Partnership of certain commodity positions with effective dates 2012 through 2013. The transaction was approved by the Board and by its conflicts committee, which is comprised entirely of independent directors. These properties are located primarily in the Willow Springs field in Gregg County, as well as in Upshur, Rusk, Panola, Smith and Leon counties in East Texas. This acquisition was accounted for as a combination of entities under common control at historical cost in a manner similar to the pooling of interest method. See Note 1 for additional information regarding basis of presentation. The Partnership recorded the following net assets (in thousands):

Oil and natural gas properties, net	$15,164
Short-term derivative instruments, net	715
Long-term derivative instruments, net	674
Asset retirement obligations	(466)
Accrued liabilities	(17)

Net assets	$16,070

On May 14, 2012, we acquired certain oil and natural gas producing properties in East Texas from an operating subsidiary of Memorial Resource with an effective date of April 1, 2012, for a final purchase price of $27.0 million after customary post-closing adjustments. This transaction was financed with borrowings under our revolving credit facility. The transaction also included the novation to the Partnership of certain commodity derivative positions with effective dates 2012 through 2014. The transaction was approved by the Board and by its conflicts committee. These properties are located primarily in the Joaquin and Carthage fields in Panola and Shelby counties in East Texas. This acquisition was accounted for as a combination of entities under common control at historical cost in a manner similar to the pooling of interest method. See Note 1 for additional information regarding basis of presentation. The Partnership recorded the following net assets (in thousands):

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Oil and natural gas properties, net	$31,716
Accounts receivable	612
Short-term derivative instruments, net	1,017
Long-term derivative instruments, net	1,337
Asset retirement obligations	(43)
Accrued liabilities	(70)

Net assets	$34,569

On March 28, 2013, we acquired all of the outstanding equity interests in WHT from operating subsidiaries of Memorial Resource for a purchase price of $200.0 million, which included $4.0 million of working capital and other customary adjustments. This acquisition was funded with borrowings under our revolving credit facility and the net proceeds from our March 25, 2013 public offering of common units (including our general partner’s proportionate capital contribution). The effective date for this transaction was January 1, 2013. Terms of the transaction were approved by our general partner’s Board and by its conflicts committee. The WHT Properties consist of additional working interests in properties that we originally acquired in December 2011 in conjunction with our initial public offering. This acquisition was accounted for as a combination of entities under common control at historical cost in a manner similar to the pooling of interest method. See Note 1 for additional information regarding basis of presentation. The Partnership recorded the following net assets (in thousands):

Cash and cash equivalents	$1,354
Accounts receivable	3,866
Short-term derivative instruments, net	1,206
Prepaid expenses and other current assets	98
Oil and natural gas properties, net	192,280
Long-term derivative instruments, net	3,528
Accrued liabilities	(3,494)
Asset retirement obligations	(2,753)
Credit facilities	(89,300)
Other long-term liabilities	(111)

Net assets	$106,674

Beta Acquisition

On December 12, 2012, we acquired REO, which owns certain operating interests in producing and non-producing oil and gas properties offshore Southern California, from Rise for a purchase price of $270.6 million, which included $3.0 million of working capital and other customary adjustments. The Beta acquisition was funded with borrowings under our credit facility and the net proceeds generated from our December 12, 2012 public offering of common units (including our general partner’s proportionate capital contribution). The effective date for this transaction was September 1, 2012. Terms of the transaction were approved by the Board and by its conflicts committee. The acquired properties, which we refer to as the Beta properties, primarily consist of a 51.75% working interest in three Pacific Outer Continental Shelf blocks covering the Beta Field, and are located in federal waters approximately eleven miles offshore the Port of Long Beach, California. Associated facilities include three conventional wellhead and production processing platforms, a 17.5-mile pipeline and an onshore tankage and metering facility. Two of the platforms are bridge connected and stand in approximately 260 feet of water, while the third platform stands in approximately 700 feet of water. This acquisition was accounted for as a combination of entities under common control at historical cost in a manner similar to the pooling of interest method. See Note 1 for additional information regarding basis of presentation. The Partnership recorded the following net assets (in thousands):

Cash and cash equivalents	$6,021
Accounts receivable	16,284
Short-term derivative instruments, net	2,926
Prepaid expenses and other current assets	4,521
Oil and natural gas properties, net	108,342
Restricted investments	68,009
Accounts payable	(9,092)
Accrued liabilities	(9,140)
Asset retirement obligations	(58,746)
Credit facilities	(28,500)
Deferred tax liability	(1,674)
Noncontrolling interest	(5,255)

Net assets	$93,696

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

On December 12, 2012, in connection with the Beta acquisition, the Partnership contributed to Memorial Resource the entity that employs those who operate and support the Beta properties in exchange for approximately $3.0 million. The net book value of the assets contributed to Memorial Resource was as follows (in thousands):

Cash and cash equivalents	$3,751
Accounts receivable	11,125
Prepaid expenses and other current assets	3,470
Property, plant and equipment, net	416
Accounts payable	(7,898)
Accrued liabilities	(7,864)

Net assets	$3,000

Acquisition of Cinco Group Properties from Memorial Resource & NGP Subsequent to our IPO

On October 1, 2013, we acquired, through equity and asset transactions, oil and natural gas properties primarily in the Permian Basin, East Texas and the Rockies from Memorial Resource and certain affiliates of NGP for an aggregate purchase price of approximately $603 million, subject to customary post-closing adjustments. The Cinco Group acquisition was funded with borrowings under our revolving credit facility. Terms of the transaction were approved by the Board and by its conflicts committee. This acquisition was accounted for as a combination of entities under common control at historical cost in a manner similar to the pooling of interest method. See Note 1 for additional information regarding basis of presentation.

Concurrent with the closing of the Cinco Group Acquisition, our revolving credit facility was amended to increase the maximum borrowing capacity to $2.0 billion from $1.0 billion, subject to borrowing base availability. The borrowing base was also increased from $460.0 million to $920.0 million.

Memorial Resource Revolving Credit Facility

On July 13, 2012, Memorial Resource entered into a new senior secured revolving credit facility which is guaranteed by our general partner. The credit facility was amended in November 2012. The amended revolving credit facility is a four-year, $120.0 million credit facility with a borrowing base of $120.0 million subject to redetermination. Memorial Resource has pledged 7,061,294 of our common units and 5,360,912 of our subordinated units as security under the credit facility in addition to certain other assets of Memorial Resource.

Note 14. Commitments and Contingencies

Litigation & Environmental

As part of our normal business activities, we may be named as defendants in litigation and legal proceedings, including those arising from regulatory and environmental matters. Although we are insured against various risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings. We are not aware of any litigation, pending or threatened, that we believe is reasonably likely to have a significant adverse effect on our financial position, results of operations or cash flows.

Environmental costs for remediation are accrued based on estimates of known remediation requirements. Such accruals are based on management’s best estimate of the ultimate cost to remediate a site and are adjusted as further information and circumstances develop. Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies and regulatory approvals. Expenditures to mitigate or prevent future environmental contamination are capitalized. Ongoing environmental compliance costs are charged to expense as incurred. In accruing for environmental remediation liabilities, costs of future expenditures for environmental remediation are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable. At December 31, 2012, none of our estimated environmental remediation liabilities were discounted to present value since the ultimate amount and timing of cash payments for such liabilities were not readily determinable.

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The following table presents the activity of our environmental reserves for the periods presented:

	2012	2011	2010

	(In thousands)

Balance at beginning of period	$1,747	$1,450	$--
Charged to costs and expenses	(225)	--	--
Acquisition-related additions	--	968	1,450
Payments	(471)	(671)	--

Balance at end of period	$1,051	$1,747	$1,450

At December 31, 2012 and 2011, $0.6 million and $1.4 million, respectively, of our environmental reserves were classified as current liabilities in accrued liabilities.

Sinking Fund Trust Agreement

REO assumed an obligation with a third party to make payments into a sinking fund in connection with its 2009 acquisition of the Beta properties, the purpose of which is to provide funds adequate to decommission the portion of the San Pedro Bay pipeline that lies within State waters and the surface facilities. Under the terms of the agreement, REO, as the operator of the properties, is obligated to make monthly deposits into the sinking fund account in an amount equal to $0.25 per barrel of oil and other liquid hydrocarbon produced from the acquired working interest. Interest earned in the account stays in the account. The obligation to fund ceases when the aggregate value of the account reaches $4.3 million. As of December 31, 2012, the gross account balance included in restricted investments was approximately $2.0 million. REO’s maximum remaining obligation net to its 51.75% interest under the terms of the current agreement was $1.2 million at December 31, 2012.

Supplemental Bond for Decommissioning Liabilities Trust Agreement

REO assumed an obligation with the BOEM in connection with its 2009 acquisition of the Beta properties. Under the terms of the agreement dated March 1, 2007, the seller of the Beta properties was obligated to deliver a $90.0 million U.S. Treasury Note into a trust account for the decommissioning of the offshore production facilities. At the time of acquisition, all obligations under this existing agreement had been met.

In January 2010, the BOEM issued a report that revised upward, the estimated cost of decommissioning. In June 2010, REO agreed to make additional quarterly payments to the trust account attributable to its net working interest of approximately $0.6 million beginning on June 30, 2010 until the payments and accrued interest attributable to REO equal $78.7 million by December 31, 2016. The trust account must maintain minimum balances attributable to REO’s net working interest as follows (in thousands):

June 30, 2013	$ 64,170
June 30, 2014	$ 68,310
June 30, 2015	$ 72,450
June 30, 2016	$ 76,590
December 31, 2016	$ 78,660

In the event the account balance is less than the contractual amount, the working interest owners must make additional payments. Interest income earned and deposited in the trust account mitigates the likelihood that additional payments will have to be made by the working interest owners. As of December 31, 2012, the maximum remaining obligation net to REO’s interest was approximately $17.0 million.

The trust account is held by REO for the benefit of all working interest owners. The following is a summary of the gross held-to-maturity investments held in the trust account less the outside working interest owners share as of December 31, 2012 (in thousands):

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Investment	Amortized Cost	Unrealized Gain (Loss)	Fair Market Value

U.S. Bank Money Market Cash Equivalent	$73,485	$--	$73,485
U.S. Government Treasury Note, maturity of March 31, 2013, and 2.50% coupon	22,128	71	22,199
U.S. Government Treasury Note, maturity of March 31, 2014, and 1.75% coupon	23,013	499	23,512

Less: Outside working interest owners share	(57,237)	(275)	(57,512)

	$61,389	$295	$61,684

Operating Leases

We have leases for offshore Southern California pipeline right-of-way use and office space. We also incur surface rentals related to our business operations. Our predecessor and the previous owners also leased equipment and office space under various operating leases and incurred surface rentals related to their operations.

For the year ended December 31, 2012, we recognized $1.0 million of rent expense. We recognized an immaterial amount of allocated rent expense from the closing our IPO through December 31, 2011, primarily for office space. Our predecessor and the previous owners leased equipment and office space under various operating leases. Our predecessor and the previous owners recorded rent expense of approximately $2.1 million, $1.6 million, and $0.8 million for the years ended December 31, 2012, 2011, and 2010, respectively.

Amounts shown in the following table represent minimum lease payment obligations under non-cancelable operating leases with a remaining term in excess of one year:

	Payment or Settlement due by Period
Lease Obligations	Total	2013	2014	2015	2016	2017	Thereafter

	(In thousands)

Operating leases	$4,678	$917	$824	$503	$340	$190	$1,904

Note 15. Defined Contribution Plans

Memorial Resource sponsors a defined contribution plan for the benefit of substantially all employees who have attained 18 years of age. The plan allows eligible employees to make tax-deferred contributions up to 100% of their annual compensation, not to exceed annual limits established by the Internal Revenue Service. Memorial Resource makes matching contributions of 100% of employee contributions that does not exceed 6% of compensation. Employees are immediately vested in these matching contributions. This plan became effective on January 1, 2012. Memorial Resource made contributions to the plan of approximately $0.4 million for the year ended December 31, 2012. Pursuant to our omnibus agreement with Memorial Resource, a portion of this amount was allocated to the Partnership and recognized as an expense.

Effective January 1, 2012, REO assumed sponsorship of a separate defined contribution plan. This plan specifically benefits substantially all those employed by the Memorial Resource subsidiary that operates and supports the Beta properties that have attained 21 years of age. Eligible employees are permitted to make tax-deferred contributions up to 100% of their annual compensation, not to exceed annual limits established by the Internal Revenue Service. Employer matching contributions of 100% of employee contributions that does not exceed 6% of compensation are made to the plan as well. The employer matching contributions associated with this plan were subject to a three-year graded vesting schedule through February 28, 2012. Effective March 1, 2012, the plan was amended to offer immediate vesting of employer matching contributions. The plan received employer contributions of approximately $0.5 million, $0.5 million, and $0.3 million in 2012, 2011, and 2010, respectively. Approximately $0.3 million, $0.3 million, and $0.1 million associated with this plan are reflected as costs and expenses in the accompanying statements of operations for the years ended December 31, 2012, 2011, and 2010, respectively.

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Our predecessor also sponsored defined contribution plans for the benefit of substantially all their employees who attained 18 years of age. Matching contributions of up to 6% of an employee’s compensation were made and additional discretionary contributions for eligible employees meeting certain plan requirements was also an option under these plans. Employer contributions of approximately $0.2 million and $0.2 million were made to these other plans in 2011 and 2010, respectively.

Certain Cinco Group entities made matching contributions to defined contribution plans for the benefit of their eligible employees. Matching employer contributions of approximately $0.2 million, $0.1 million and less than $0.1 million were made to these plans in 2012, 2011 and 2010, respectively. Such contributions to these plans are included in general and administrative expenses in the accompanying combined statements of operations.

Note 16. Quarterly Financial Information (Unaudited)

The following table presents selected quarterly financial data for the periods indicated. Earnings per unit are computed independently for each of the quarters presented and the sum of the quarterly earnings per unit may not necessarily equal the total for the year.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

	(In thousands, except per unit amounts)
For the Year Ended December 31, 2012:
Revenues	$63,960	$56,408	$67,132	$70,923
Operating income (loss)	39,923	28,221	(19,048)	18,337
Net income (loss)	35,942	22,237	(24,934)	13,273
Net income attributable to previous owners	15,139	22,475	306	8,373
Net income (loss) noncontrolling interest	(91)	16	92	87
Net income (loss) attributable to partners	20,894	(254)	(25,332)	4,813
Basic and diluted earnings per unit	0.94	(0.01)	(1.13)	0.19

For the Year Ended December 31, 2011:
Revenues	$40,148	$62,192	$67,064	$65,208
Operating income (loss)	(320)	89,794	56,169	18,862
Net income (loss)	(1,907)	84,686	51,236	14,775
Net income (loss) attributable to predecessor	(1,983)	63,811	14,162	(250)
Net income attributable to previous owners	194	20,997	37,064	8,349
Net income (loss) noncontrolling interest	(118)	(122)	10	84
Net income attributable to partners	--	--	--	6,592
Basic and diluted earnings per unit	--	--	--	0.30

As discussed in Note 1, we closed our IPO on December 14, 2011. The Partnership has consummated several common control acquisitions since completing its IPO in December 2011, as further discussed in Note 13, directly or indirectly from Memorial Resource and certain affiliates of NGP. The quarterly financial information presented above has been retrospectively revised for these common control transactions. See Notes 2 and 11 for additional information regarding earnings per unit.

Note 17. Supplemental Oil and Gas Information (Unaudited)

Capitalized Costs Relating to Oil and Natural Gas Producing Activities

The total amount of capitalized costs relating to oil and natural gas producing activities and the total amount of related accumulated depreciation, depletion and amortization is as follows at the dates indicated.

	Years Ended December 31,
	2012	2011	2010

	(In thousands)
Evaluated oil and natural gas properties (1)	$1,545,402	$1,217,597	$673,860
Unevaluated oil and natural gas properties	5,004	4,494	19,156
Accumulated depletion, depreciation, and amortization (1)	(265,710)	(187,022)	(143,950)

Total	$1,284,696	$1,035,069	$549,066

(1) Amounts do not include costs for SPBPC and related support equipment.

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Costs Incurred in Oil and Natural Gas Property Acquisition, Exploration and Development Activities

Costs incurred in property acquisition, exploration and development activities were as follows for the periods indicated:

	Years Ended December 31,
	2012	2011	2010

	(In thousands)
Property acquisition costs, proved	$278,246	$404,116	$299,226
Exploration and extension well costs	42,430	40,034	9,553
Development (1)	62,472	62,411	12,577

Total	$383,148	$506,561	$321,356

(1) Amounts do not include costs for SPBPC and related support equipment.

Standardized Measure of Discounted Future Net Cash Flows from Proved Reserves

As required by the FASB and SEC, the standardized measure of discounted future net cash flows presented below is computed by applying first-day-of-the-month average prices, year-end costs and legislated tax rates and a discount factor of 10 percent to proved reserves. We do not believe the standardized measure provides a reliable estimate of the Partnership’s expected future cash flows to be obtained from the development and production of its oil and gas properties or of the value of its proved oil and gas reserves. The standardized measure is prepared on the basis of certain prescribed assumptions including first-day-of-the-month average prices, which represent discrete points in time and therefore may cause significant variability in cash flows from year to year as prices change.

Oil and Natural Gas Reserves

Users of this information should be aware that the process of estimating quantities of “proved” and “proved developed” oil and natural gas reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. As a result, revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various reservoirs make these estimates generally less precise than other estimates included in the financial statement disclosures.

Proved reserves are those quantities of oil and natural gas that by analysis of geoscience and engineering data can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods and government regulations — prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

NSAI was engaged to prepare portions of our reserves estimates comprising approximately 75% of our estimated proved reserves (by volume) at December 31, 2012. All proved reserves are located in the United States and all prices are held constant in accordance with SEC rules.

The weighted-average benchmark product prices used for valuing the reserves are based upon the average of the first-day-of-the-month price for each month within the period January through December of each year presented:

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

	2012	2011	2010

Oil ($/Bbl):
West Texas Intermediate spot (1)	$91.22	$92.75	$75.99

NGL ($/Bbl):
West Texas Intermediate spot (1)	$91.27	$93.19	$76.43

Natural Gas ($/MMbtu):
Henry Hub spot (2)	$2.757	$4.118	$4.376

(1)    The weighted average West Texas Intermediate spot price was adjusted by lease for quality, transportation fees, and a regional price differential.

(2)    The weighted average Henry Hub spot price was adjusted by lease for energy content, compression charges, transportation fees,

        and regional price differentials.

The following tables set forth estimates of the net reserves as of December 31, 2012, 2011 and 2010, respectively:

	Year Ended December 31, 2012
	Oil (MBbls)	Gas (MMcf)	NGLs (MBbls)	Equivalent (MMcfe)

Proved developed and undeveloped reserves:
Beginning of year	27,150	579,751	15,045	832,913
Extensions and discoveries	7,501	19,869	1,053	71,192
Purchase of minerals in place	11,336	113,617	7,095	224,202
Production	(1,519)	(29,744)	(745)	(43,329)
Sales of minerals in place	(4,214)	(4,214)	--	(29,499)
Revision of previous estimates	(1,165)	(74,839)	6,904	(40,384)

End of year	39,089	604,440	29,352	1,015,095

Proved developed reserves:
Beginning of year	19,332	413,431	10,015	589,504
End of year	24,515	376,932	15,947	619,704

Proved undeveloped reserves:
Beginning of year	7,818	166,320	5,030	243,409
End of year	14,574	227,508	13,405	395,391

	Year Ended December 31, 2011
	Oil (MBbls)	Gas (MMcf)	NGLs (MBbls)	Equivalent (MMcfe)

Proved developed and undeveloped reserves:
Beginning of year	16,280	291,074	1,326	396,708
Extensions and discoveries	1,739	55,454	2,371	80,120
Purchase of minerals in place	7,518	269,653	10,142	376,580
Production	(1,112)	(25,829)	(375)	(34,755)
Reserves retained by our predecessor	(23)	(3,198)	--	(3,335)
Sales of minerals in place	(1)	(132)	--	(138)
Revision of previous estimates	2,749	(7,271)	1,581	17,733

End of year	27,150	579,751	15,045	832,913

Proved developed reserves:
Beginning of year	12,967	214,916	992	298,671
End of year	19,332	413,431	10,015	589,504

Proved undeveloped reserves:
Beginning of year	3,313	76,158	334	98,037
End of year	7,818	166,320	5,030	243,409

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

	Year Ended December 31, 2010
	Oil (MBbls)	Gas (MMcf)	NGLs (MBbls)	Equivalent (MMcfe)

Proved developed and undeveloped reserves:
Beginning of year	10,011	85,137	--	145,204
Extensions and discoveries	171	35,951	249	38,476
Purchase of minerals in place	3,682	169,515	470	194,426
Production	(731)	(13,549)	(72)	(18,366)
Revision of previous estimates	3,147	14,020	679	36,968

End of year	16,280	291,074	1,326	396,708

Proved developed reserves:
Beginning of year	6,135	61,527	--	98,339
End of year	12,967	214,916	992	298,671

Proved undeveloped reserves:
Beginning of year	3,876	23,610	--	46,865
End of year	3,313	76,158	334	98,037

Noteworthy amounts included in the categories of proved reserve changes for the years 2012, 2011, and 2010 in the above tables include:

•

We acquired 224.2 Bcfe in multiple acquisitions during the year ended December 31, 2012, the largest being the Goodrich Acquisition of 148.9 Bcfe. Stanolind acquired 43.6 Bcfe through multiple acquisitions, the largest being the Menemsha Acquisition of 23.9 Bcfe. During the year ended December 31, 2012, Propel divested 19.0 Bcfe of offshore Louisiana oil and gas properties to an NGP controlled entity.

•	Our predecessor and the previous owners together acquired 376.6 Bcfe in multiple acquisitions, the largest being the Carthage Properties of 277.7 Bcfe, during the year ended December 31, 2011.
•

Our predecessor and the previous owners acquired 194.4 Bcfe in multiple acquisitions during the year ended December 31, 2010. Our predecessor’s acquisition of the Forest Oil properties accounted for 47.0 Bcfe; the Tanos April Acquisition and the Tanos December Acquisition together accounted for 44.9 Bcfe; the Moxa Arch Acquisition accounted for 42.7 Bcfe; and the Kerry Acquisition and Young Acquisition together accounted for 16.8 Bcfe.

See Note 3 for additional information on acquisitions and divestitures.

A variety of methodologies are used to determine our proved reserve estimates. The principal methodologies employed are reservoir simulation, decline curve analysis, volumetric, material balance, advance production type curve matching, petro-physics/log analysis and analogy. Some combination of these methods is used to determine reserve estimates in substantially all of our fields.

The standardized measure of discounted future net cash flows is as follows:

	Years Ended December 31,
	2012	2011	2010

	(In thousands)

Future cash inflows	$6,511,776	$5,747,123	$2,539,718
Future production costs	(2,258,554)	(1,920,497)	(992,340)
Future development costs	(620,944)	(432,144)	(230,855)
Future income tax expense (1)	--	(4,420)	(5,463)

Future net cash flows for estimated timing of cash flows	3,632,278	3,390,062	1,311,060
10% annual discount for estimated timing of cash flows	(2,042,362)	(1,890,648)	(714,364)

Standardized measure of discounted future net cash flows	$1,589,916	$1,499,414	$596,696

(1)    We are subject to the Texas franchise tax which has a maximum effective rate of 0.7% of gross income apportioned to Texas. Due to immateriality we have excluded the impact of this tax for the year ended December 31, 2012.

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves

The following is a summary of the changes in the standardized measure of discounted future net cash flows for the proved oil and natural gas reserves during each of the years in the three year period ended December 31, 2012:

	Years Ended December 31,
	2012	2011	2010

	(In thousands)
Beginning of year	$1,499,414	$596,696	$212,937
Sale of oil and natural gas produced, net of production costs	(160,023)	(153,621)	(68,553)
Purchase of minerals in place	375,953	565,760	282,798
Sale of minerals in place	(154,963)	(282)	--
Reserves retained by predecessor	--	(1,940)	--
Extensions and discoveries	265,108	114,482	19,891
Changes in income taxes, net	1,947	(1,947)	(1,506)
Changes in prices and costs	(331,760)	197,939	52,956
Previously estimated development costs incurred	66,360	4,721	10,528
Net changes in future development costs	(1,140)	(17,054)	(997)
Revisions of previous quantities	(90,587)	99,514	85,889
Accretion of discount	150,136	80,999	21,391
Change in production rates and other	(30,529)	14,147	(18,638)

End of year	$1,589,916	$1,499,414	$596,696

Note 18. Subsidiary Guarantors

The Partnership filed a registration statement on Form S-3 with the SEC to register, among other securities, debt securities. The registration statement was declared effective March 15, 2013. The subsidiaries of the Partnership (the “Subsidiaries”) are co-registrants with the Partnership, and the registration statement registered guarantees of debt securities by one or more of the Subsidiaries (other than Memorial Production Finance Corporation, which may act as co-issuer of such debt securities). The Subsidiaries are 100% owned by the Partnership and any guarantees by the Subsidiaries will be full and unconditional (subject to customary release provisions). The Partnership has no assets or operations independent of the Subsidiaries, and there are no significant restrictions upon the ability of the Subsidiaries to distribute funds to the Partnership. In the event that more than one of the Subsidiaries provide guarantees of any debt securities issued by the Partnership, such guarantees will constitute joint and several obligations.

Note 19. Subsequent Events

Partnership

On April 17, 2013, we and our wholly-owned subsidiary, Memorial Production Finance Corporation (“Finance Corp.” and collectively, the “Issuers”), completed a private placement of $300.0 million aggregate principal amount of 7.625% senior unsecured notes due 2021 (the “Senior Notes”). The Senior Notes were issued at 98.521% of par and are guaranteed by all of the Partnership’s subsidiaries (other than Finance Corp., which is co-issuer of the Senior Notes, and San Pedro Bay Pipeline Company, which is an immaterial majority-owned subsidiary) jointly and severally on a senior unsecured basis. On May 23, 2013, the Issuers issued an additional $100.0 million aggregate principal amount of the Senior Notes at 102% of par. The Senior Notes will mature on May 1, 2021 with interest accruing at a rate of 7.625% per annum and payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2013. The Senior Notes are governed by an indenture. The Senior Notes are subject to optional redemption at prices specified in the indenture plus accrued and unpaid interest, if any. The Issuers may also be required to repurchase the Senior Notes upon a change of control. The indenture contains customary covenants and restrictive provisions, many of which will terminate if at any time no default exists under the indenture and the Senior Notes receive an investment grade rating from both of two specified ratings agencies. The indenture also provides for customary and other events of default. In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to either of the Issuers, all outstanding Senior Notes will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then

MEMORIAL PRODUCTION PARTNERS LP

NOTES TO SUPPLEMENTAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

outstanding Senior Notes may declare all the Senior Notes to be due and payable immediately. The Issuers have agreed pursuant to registration rights agreements to file an exchange offer registration statement or, under certain circumstances, a shelf registration statement with respect to the Senior Notes no later than April 17, 2014. In connection with the Senior Notes that were issued on May 23, 2013, the borrowing base of our revolving credit facility was automatically reduced to $480.0 million and outstanding indebtedness under this credit facility was reduced to $39.0 million.

Previous Owners

On April 1, 2013, Tanos’ management team sold its 1.066% interest in Tanos to Memorial Resource and all incentive units held were forfeited. In connection with this sale, all of Tanos’ employees resigned and became employees of Tanos Exploration II, LLC (“Tanos II”), a Texas limited liability company controlled by the former management team of Tanos. Effective April 1, 2013, Tanos II entered into a Transition Services Agreement with Tanos, whereby Tanos II would manage the operations of Tanos for up to a 6-month period of time. Tanos II is an unrelated entity.

The previous governing documents of Tanos provided for the issuance of incentive units. Tanos previously granted incentive units to key employees at the time of such grant. Holders of incentive units were entitled to distributions when declared, but only after cumulative distribution thresholds had been achieved (i.e., recovery of specified members’ capital contributions plus a rate of return). These incentive units were accounted for as liability awards with compensation expense based on period-end fair value. The incentive units were subject to performance conditions that affected their vesting. Compensation cost was recognized only if the performance condition was probable of being satisfied at each reporting date. Sufficient cash flows from operations or otherwise had to be generated to support the declaration of a distribution large enough to trigger the vesting of the incentive units. No compensation cost was recorded related to incentive units prior to the incentive units being forfeited on April 1, 2013. Compensation expense of approximately $5.8 million was recorded by Tanos and recognized as general and administrative expense during April 2013.

Propel Energy acquired incremental interests in certain oil and gas properties and leases in the Hendrick Field located in Winkler County, Texas from two third parties in three separate transactions for approximately $8.5 million during the seven months ended July 31, 2013. The purchase price was allocated to oil and gas properties. These transactions were funded with cash on hand.